Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TARGA RESOURCES CORP.

TARGA RESOURCES PARTNERS LP

TARGA RESOURCES GP LLC

TRIDENT MLP MERGER SUB, LLC

ATLAS ENERGY, L.P.

ATLAS PIPELINE PARTNERS, L.P.

AND

ATLAS PIPELINE PARTNERS GP, LLC

DATED AS OF OCTOBER 13, 2014

i

5.23	Derivatives	44
5.24	State Takeover Statutes	44
5.25	Partnership Unitholder Approval	44
5.26	Financial Advisors	44
5.27	Opinion of the Financial Advisor	44
5.28	No Other Representations and Warranties	44

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB		45
6.1	Organization, General Authority and Standing	45
6.2	Capitalization	46
6.3	Equity Interests in other Entities	47
6.4	Power, Authority and Approvals of Transactions	47
6.5	No Violations or Defaults	47
6.6	Consents and Approvals	47
6.7	Financial Reports and Parent SEC Documents	48
6.8	Internal Controls and Procedures	49
6.9	Absence of Undisclosed Liabilities	49
6.10	Absence of Certain Changes or Events	49
6.11	Compliance with Applicable Law; Permits	50
6.12	Material Contracts	50
6.13	Environmental Matters	51
6.14	Title to Properties	52
6.15	Litigation	52
6.16	Information Supplied	52
6.17	Tax Matters	53
6.18	Employee Benefits	54
6.19	Intellectual Property	56
6.20	Financial Advisors	56
6.21	Opinion of Financial Advisors	56
6.22	Related Party Transactions	56
6.23	Operations of Merger Sub	56
6.24	Insurance	56
6.25	Regulatory Matters	57
6.26	Derivatives	57
6.27	Availability of Funds	57
6.28	No Other Representations and Warranties	57

ARTICLE VII COVENANTS		58
7.1	Consummation of the Merger	58
7.2	Registration Statement; Partnership Proxy Statement	60
7.3	Alternative Proposals; Change in Recommendation by the Partnership	61
7.4	Access to Information; Confidentiality	65
7.5	Public Statements	66
7.6	Confidentiality	67
7.7	Takeover Laws	67
7.8	New Common Units Listed	67

ii

7.9	Third-Party Approvals	67
7.10	Indemnification; Directors’ and Officers’ Insurance	68
7.11	Notification of Certain Matters	70
7.12	Section 16 Matters	71
7.13	Transaction Litigation	71
7.14	APL Preferred Units	71
7.15	Distributions	71
7.16	Control of Operations	72
7.17	Cash Requirements	72

ARTICLE VIII CONDITIONS TO CONSUMMATION OF THE MERGER		72
8.1	Mutual Closing Conditions	72
8.2	Additional Partnership Conditions to Closing	73
8.3	Additional Parent Conditions to Closing	74

ARTICLE IX TERMINATION		75
9.1	Termination of Agreement	75
9.2	Procedure Upon Termination	76
9.3	Effect of Termination	76
9.4	Fees and Expenses	76

ARTICLE X MISCELLANEOUS		78
10.1	Expenses	78
10.2	Amendment or Supplement	78
10.3	Counterparts	79
10.4	Governing Law	79
10.5	Notices	79
10.6	Assignment	81
10.7	Entire Understanding; No Third-Party Beneficiaries	81
10.8	Severability	81
10.9	Jurisdiction	81
10.10	Waiver of Jury Trial	82
10.11	No Recourse	82
10.12	Specific Performance	83
10.13	Survival	83
10.14	No Recourse to Financing Sources	83

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2014 (this “Agreement”), is entered into by and among Targa Resources Corp., a Delaware corporation (“TRGP”), Targa Resources Partners LP, a Delaware limited partnership (“Parent”), Targa Resources GP LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), Trident MLP Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub” and, with Parent and Parent GP, the “Parent Entities”), Atlas Energy, L.P., a Delaware limited partnership (“ATLS”), Atlas Pipeline Partners, L.P., a Delaware limited partnership (the “Partnership”), and Atlas Pipeline Partners GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“Partnership GP” and, with the Partnership, the “Partnership Entities”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Partnership with the Partnership surviving the merger as a wholly owned subsidiary of Parent;

WHEREAS, the Conflicts Committee has (a) determined that this Agreement is advisable to and in the best interests of the Partnership and the Partnership Unitholders other than Partnership GP, ATLS and their respective Affiliates, (b) approved this Agreement and the transactions contemplated hereby and (c) recommended approval of this Agreement by the Board of Directors of Partnership GP (the “Partnership Board”);

WHEREAS, the Partnership Board has (a) determined that it is in the best interests of the Partnership and the Partnership Unitholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (c) resolved to submit this Agreement to a vote of the Partnership Unitholders and recommend approval of this Agreement by the Partnership Unitholders;

WHEREAS, the Board of Directors of Parent GP (the “Parent Board”) has approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, simultaneously with the execution and delivery of this Agreement, TRGP, Trident Corp. Merger Sub, a wholly owned subsidiary of TRGP (“TRGP Merger Sub”), ATLS and Atlas Energy GP, LLC, a Delaware limited liability company and the general partner of ATLS (“ATLS GP”), are entering into an Agreement and Plan of Merger (the “ATLS Merger Agreement”), providing that, on the terms and conditions set forth therein, immediately prior to the Merger, TRGP Merger Sub will merge with and into ATLS (the “ATLS Merger”) with ATLS surviving the ATLS Merger;

WHEREAS, as a condition to the Parent Entities’ willingness to enter into this Agreement, certain holders of the issued and outstanding Partnership Units have entered into a Voting and Support Agreement, dated as of the date of this Agreement (the “Support Agreement”), pursuant to which, among other things, they have agreed to vote to approve the Merger and this Agreement and take certain other actions in furtherance of the Merger, in each case on the terms and subject to the conditions provided for in the Support Agreement; and

WHEREAS, as a condition to the Partnership Entities’ and Parent’s willingness to enter into this Agreement, subject to the terms and conditions set forth herein, TRGP has agreed to cause Parent GP to execute and deliver the IDR Giveback Amendment to the Parent Agreement in substantially the form attached hereto as Annex A (the “IDR Giveback Amendment”), immediately prior to the Effective Time.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including but not limited to voting securities, by contract or agency or otherwise; provided, that, except as otherwise expressly provided herein, none of the Spin-Off Companies shall be deemed Affiliates of the Partnership or any of its Subsidiaries.

“Average Closing Price” means, as of any date, the average of the closing sale prices of a Parent Unit as reported on the NYSE for the five (5) consecutive full trading days (in which such Parent Units are traded on the NYSE) ending at the close of trading on the full trading day immediately preceding such date.

“Business Day” means any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement entered into by and between Parent, the Partnership, ATLS and TRGP, dated as of September 19, 2014.

“Conflicts Committee” means the conflicts committee established by the Partnership Board.

“Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standard No. 133, including any swap transaction, option, hedge, warrant,

forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar arrangements related to such transaction.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Employee Benefit Plan” means:

(a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and

(b) any personnel policy, unit or share option, restricted unit or share, unit or share purchase plan, equity compensation plan, phantom equity or appreciation rights plan, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan or agreement, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and other employee benefit plan, agreement, arrangement, program or practice.

“Employees” has the meaning set forth in the ATLS Merger Agreement.

“Environmental Law” means any Law that relates to:

(a) the protection of occupational health and safety to the extent relating to exposure to Hazardous Materials;

(b) the protection of the environment (including air, surface water, groundwater, surface land, subsurface land, plant and animal life, any other natural resource or any matter arising out of or relating to pollution or contamination), or

(c) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, or Release of, or exposure to, Hazardous Materials, in each case as in effect at the date of this Agreement.

“Environmental Permit” means any permit, license, regulation, consent, certification, variance, exemption, approval or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with the Partnership or Parent, as applicable, within the meaning of Section 414(b), (c), or (m) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of March 9, 2004, as amended.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any national, state, local, county, parish, tribal or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator or arbitral body, in each case that has jurisdiction over Parent or the Partnership, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“Hazardous Material” means any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons or any components, fractions or derivatives thereof Released into the environment; and (c) asbestos containing materials, naturally occurring radioactive materials, mercury, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, condensate, and natural gas liquids and other liquids or gaseous hydrocarbons or any combination thereof produced or associated therewith.

“Indebtedness” of any Person means:

(a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property);

(b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person;

(c) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(d) obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP;

(e) indebtedness of others as described in clauses (a) through (d) above in any manner guaranteed by such Person or for which it is or may become contingently liable;

but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Knowledge” means the actual knowledge after reasonable inquiry of, in the case of the Partnership, the individuals listed in Section 1.1 of the Partnership Disclosure Schedule and, in the case of Parent, the individuals listed on Section 1.1 of the Parent Disclosure Schedule.

“Law” means any federal, state, tribal or local law, rule, regulation, ordinance, code, judgment, settlement, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority, including common law.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Material Adverse Effect” means, when used with respect to a Person, any change, event, development, circumstance, occurrence or effect that, individually or in the aggregate, (i) has a material adverse effect on the business, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries taken as a whole or (ii) would prevent the consummation of the Merger on or prior to the Outside Date on the terms provided in this Agreement, but none of the following changes, events, developments, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether or not a Material Adverse Effect has occurred:

(a) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory, legislative or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or prices of other commodities, including changes in price differentials;

(b) changes in economic or market conditions affecting the:

(i) the natural gas gathering, compressing, treating, processing and transportation industry generally;

(ii) oil and gas exploration and production industry generally; and

(iii) the natural gas liquids fractionating and transportation industry generally;

(c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity, pandemic or crisis, including acts of terrorism;

(d) any hurricane, tornado, flood, earthquake or natural disaster;

(e) the announcement or pendency of this Agreement and the transactions contemplated hereby (including performance of obligations under, and the consummation of the transactions contemplated by, this Agreement, the ATLS Merger Agreement and, in the case of the Partnership, the Separation Agreement);

(f) any change in the market price or trading volume of the common units representing limited partner interests or common shares of such Person (it being understood and agreed that the exception in this clause (f) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, developments, occurrences or effects giving rise to such change should be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect if not otherwise excluded by another clause of this definition);

(g) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (g) shall not preclude any Party from asserting that the underlying facts, circumstances, changes, events, developments, occurrences or effects giving rise to such failure should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect if not otherwise excluded by another clause of this definition);

(h) changes in any Laws or regulations applicable to such Person or GAAP or applicable accounting regulations or the interpretations thereof;

(i) any legal proceedings commenced by or involving any current or former member, partner, unitholder or stockholder of such Person (on their own behalf or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; or

(j) any taking of any action at the express written request of such Person’s Other Parties, in connection with this Agreement or the transactions contemplated hereby;

except, in the case of clauses (a), (b), (c) or (d), to the extent that such change, event, development, circumstance, occurrence or effect disproportionately and adversely affects such Person and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the industries in which such Person and its Subsidiaries operate.

“Midstream Business” means the businesses and activities conducted by the Partnership and its Subsidiaries and excluding the Spin-Off Companies and the businesses and activities conducted by the Spin-Off Companies.

“Midstream Business Employee” has the meaning set forth in the ATLS Merger Agreement.

“NYSE” means the New York Stock Exchange.

“Operating Partnership” means Atlas Pipeline Operating Partnership, L.P.

“Other Parties” means (i) with respect to the Partnership and Partnership GP, Parent, Parent GP and Merger Sub, and (ii) with respect to Parent, Parent GP and Merger Sub, the Partnership and Partnership GP.

“Parent Agreement” means the First Amended and Restated Agreement of Limited Partnership of Parent, dated as of February 14, 2007, as amended.

“Parent Certificate of Limited Partnership” means the certificate of limited partnership of Parent as filed with the Secretary of State of the State of Delaware on October 23, 2006, as amended.

“Parent Employee” means any employee of Parent or its Subsidiaries.

“Parent Financial Advisor” means Evercore Group L.L.C.

“Parent Units” means the Common Units representing common units of Parent having the rights and obligations specified with respect to “Common Units” as set forth in the Parent Agreement.

“Parent Unitholders” means the holders of outstanding Parent Units.

“Partnership 2014/2015 Budget” means the Partnership’s 2014 and 2015 capital expenditure forecast as most recently furnished by the Partnership to Parent and/or Parent’s Representatives prior to the date of this Agreement.

“Partnership Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership as filed with the Secretary of State of the State of Delaware on November 18, 1999, as amended.

“Partnership Financial Advisors” means Citigroup Global Markets Inc. and Stifel, Nicolaus & Company, Incorporated.

“Partnership GP Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Partnership GP, dated as of October 24, 2013, as amended.

“Partnership GP Certificate of Formation” means the Certificate of Formation of Partnership GP as filed with the Secretary of State of the State of Delaware on November 18, 1999, as amended.

“Partnership Unitholders” means the holders of outstanding Partnership Units.

“Partnership Units” means the common units representing limited partner interests in the Partnership having the rights and obligations specified with respect to “Common Units” as set forth in the Existing Partnership Agreement.

“Party” means a party to this Agreement.

“Permitted Encumbrances” means:

(a) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate accruals or reserves have been established by the party responsible for payment thereof;

(b) Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the ordinary course of business;

(c) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement;

(d) such title defects as Parent (in the case of title defects with respect to properties or assets of the Partnership or its Subsidiaries) or the Partnership (in the case of title defects with respect to properties or assets of Parent or its Subsidiaries), as applicable, may have expressly waived in writing or that do not materially interfere with the continued use of the property or asset affected;

(e) rights reserved to or vested in any Governmental Authority to control or regulate any of the Partnership’s or Parent’s or their respective Subsidiaries’ properties or assets in any manner;

(f) Liens existing on the date of this Agreement securing any Indebtedness;

(g) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases, leasehold estates and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Partnership or Parent or any of their respective Subsidiaries that have been granted in the ordinary course of business and do not materially interfere with the continued use of the property or asset affected;

(h) any Liens discharged at or prior to the Effective Time;

(i) any Liens arising under or pursuant to the express terms of the Partnership Organizational Documents or the Parent Organizational Documents or the organizational documents of any of their respective Subsidiaries;

(j) any Liens disclosed on the most recent consolidated balance sheet of the Partnership or Parent, as applicable, included as of the date hereof in the Partnership Financial Statements or the Parent Financial Statements, as applicable; and

(k) all other Liens, charges, encumbrances, defects and irregularities not arising in connection with Indebtedness, any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, in each case, that are not such as to materially interfere with the operation, value or continued use of the property or asset affected.

“Person” means any individual, corporation, limited liability company (or any series thereof), limited or general partnership (or any series thereof), limited liability partnership, limited liability limited partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any group comprised of two or more of the foregoing.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing.

“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, financing source, attorney, accountant or other advisor, agent or representative.

“Retained Company” has the meaning set forth in the ATLS Merger Agreement.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell any partnership or other equity interest of such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation Agreement” has the meaning set forth in the ATLS Merger Agreement.

“Spin-Off Companies” has the meaning set forth in the ATLS Merger Agreement.

“Spin-Off Transaction” has the meaning set forth in the ATLS Merger Agreement.

“SpinCo” has the meaning set forth in the ATLS Merger Agreement.

“SpinCo Employee” has the meaning set forth in the ATLS Merger Agreement.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Systems” means the natural gas, liquefied natural gas, natural gas liquid, crude oil, and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Partnership or any of its Subsidiaries and used for the conduct of the business of the Partnership or any of its Subsidiaries as presently conducted.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal Law.

“Tax Law” means any Law relating to Taxes.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not.

“Transaction Agreements” has the meaning set forth in the ATLS Merger Agreement.

1.2 Terms Defined Elsewhere. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Term	Section
Action	7.10(a)
Affiliate	1.1
Agreement	Preamble
Alternative Proposal	7.3(h)(i)
Antitrust Laws	7.1(a)
APL IDRs	5.2(a)
ATLS	Recitals
ATLS GP	Recitals
ATLS Merger	Recitals
ATLS Merger Agreement	Recitals
Average Closing Price	1.1
Balance Sheet Date	5.9
Book-Entry Units	3.2
Business Day	1.1
Cash Consideration	3.1(c)
CERCLA	1.1
Certificate	3.2
Certificate of Merger	2.1(b)
Class D Preferred PIK Distributions	4.1(b)
Class D Certificate of Designations	7.14(a)
Class E Certificate of Designations	7.14(a)
Claim	7.10(a)
Closing	2.2
Closing Date	2.2
Code	1.1
Confidentiality Agreement	1.1
Conflicts Committee	1.1
control	1.1
controlled by	1.1
controlling	1.1
Derivative	1.1
Disguised Sale	4.3(k)
DLLCA	1.1
DRULPA	1.1
Effective Time	2.1(b)

Term	Section
Employee Benefit Plan	1.1
Employees	1.1
Environmental Law	1.1
Environmental Permit	1.1
Equity Consideration	3.1(c)
ERISA	1.1
ERISA Affiliate	1.1
Exchange Act	1.1
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(c)
Excluded Units	3.1(d)
Existing Partnership Agreement	1.1
Expenses	9.4(j)
Financial Advisors	1.1
Finance Related Parties	10.14
Financing Sources	10.14
GAAP	1.1
Governmental Authority	1.1
Hazardous Material	1.1
HSR Act	1.1
Hydrocarbons	1.1
Indebtedness	1.1
Indemnification Expenses	7.10(a)
Indemnified Parties	7.10(a)
Intervening Event	7.3(f)
Joint Venture Agreements	5.12(a)(viii)
Knowledge	1.1
Law	1.1
Letter of Transmittal	3.3
Lien	1.1
Material Adverse Effect	1.1
Maximum Amount	7.10(c)
Merger	2.1(a)
Merger Consideration	3.1(c)
Merger Sub	Preamble
Midstream Business	1.1
Midstream Business Employee	1.1
New Common Units	3.1(c)
Notice Period	7.3(e)(i)
NYSE	1.1
Other Parties	1.1
Outside Date	9.1(e)
Parent	Preamble
Parent Agreement	1.1

Term	Section
Parent Board	Recitals
Parent Disclosure Schedule	4.2
Parent Employee	6.18(a)
Parent Employee Benefit Plan	6.18(a)
Parent Entities	Preamble
Parent Equity Awards	6.2(a)
Parent Financial Statements	6.7(b)
Parent GP	Preamble
Parent IDRs	6.2(a)
Parent Intellectual Property	6.19
Parent Material Adverse Effect	Article VI
Parent Material Agreement	6.12
Parent Organizational Documents	6.1
Parent Permits	6.11(b)
Parent Phantom Unit	3.5(b)
Parent SEC Documents	Article VI
Parent Units	1.1
Parent Unitholders	1.1
Partnership	Preamble
Partnership 2014/2015 Budget	4.1(d)
Partnership Board	Recitals
Partnership Board Recommendation	7.2(b)
Partnership Certificate of Limited Partnership	1.1
Partnership Change in Recommendation	7.3(d)
Partnership Class D Units	5.2(a)
Partnership Class E Units	5.2(a)
Partnership Disclosure Schedule	4.1
Partnership Employee Benefit Plan	5.18(a)
Partnership Entities	Preamble
Partnership Equity Plans	3.5(a)
Partnership Financial Statements	5.7(b)
Partnership GP	Preamble
Partnership GP Agreement	1.1
Partnership Intellectual Property	5.19
Partnership LTIP	1.1
Partnership Material Adverse Effect	Article V
Partnership Material Agreement	5.12(a)
Partnership Meeting	5.6
Partnership Organizational Documents	5.1
Partnership Parties	10.14
Partnership Permits	5.11(b)
Partnership Phantom Unit	3.5(a)
Partnership Proxy Statement	5.6
Partnership Related Party Transaction	5.20
Partnership SEC Documents	Article V

Term	Section
Partnership Subsidiary Documents	5.1
Partnership Unitholder Approval	8.1(a)(i)
Partnership Unitholders	1.1
Partnership Units	1.1
Partnership Units	5.2(a)
Party	1.1
PBGC	5.18(f)
Pension Plan	5.18(f)
Permitted Encumbrances	1.1
Person	1.1
Proceedings	5.15
Record Date	7.14(a)
Registration Statement	6.6
Regular Distribution	3.2
Release	1.1
Representatives	1.1
Retained Company	1.1
Rights	1.1
SEC	1.1
Separation Agreement	1.1
Securities Act	1.1
Spin-Co	1.1
Spin-Co Employee	1.1
Spin-Off Companies	1.1
Spin-Off Transaction	1.1
Subsidiary	1.1
Superior Proposal	7.3(h)(ii)
Support Agreement	Recitals
Surviving Entity	2.1(a)
Systems	1.1
Takeover Law	1.1
Tax Law	1.1
Tax Return	1.1
Taxes	1.1
Termination Fee	9.4(j)
Transaction Agreements	1.1
TRGP	Recitals
TRGP Merger Sub	Recitals
under common control with	1.1
4062(e) Event	5.18(f)

1.3 Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n) all references to days mean calendar days unless otherwise provided; and

(o) all references to time mean Houston, Texas time.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

2.1 The Merger.

(a) The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub will merge with and into the Partnership (the “Merger”), the separate existence of Merger Sub will cease, and the Partnership will survive and continue to exist as a Delaware limited partnership (the Partnership, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).

(b) Effectiveness and Effects of the Merger. Subject to provisions of this Agreement, the Merger will become effective upon the filing of a properly executed certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware or such later date and time as may be agreed to by Parent and the Partnership and set forth in such Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger will have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

(c) Certificate of Limited Partnership and Agreement of Limited Partnership. At the Effective Time, (i) the Partnership Certificate of Limited Partnership will remain unchanged and will be the certificate of limited partnership of the Surviving Entity until duly amended in accordance with applicable Law and (ii) the Existing Partnership Agreement will be the agreement of limited partnership of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

(d) Admission as Partner. At the Effective Time, (a) Parent shall contribute $1.00 and be admitted as the sole limited partner of the Partnership and will hold all limited partner interests in the Partnership, (b) Partnership GP shall continue as the general partner of the Partnership, and (c) the Partnership shall continue without dissolution.

2.2 Closing. Subject to the provisions of Article VIII, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) will occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VIII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which Parent and the Partnership may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement will take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, at 10:00 a.m. on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Parent GP, Merger Sub, the Partnership, Partnership GP or any holder of Parent securities or Partnership Units:

(a) All of the limited liability company interests in Merger Sub outstanding immediately prior to the Effective Time will be automatically converted into the sole limited partner interest in the Partnership.

(b) The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time will remain outstanding in the Surviving Entity in the form set forth in the Existing Partnership Agreement, and Partnership GP, as the holder of such general partner interest, will continue as the sole general partner of the Surviving Entity as set forth in the Existing Partnership Agreement. At the Effective Time, the books and records of the Partnership will be revised to reflect that all limited partners of the Partnership immediately prior to the Effective Time cease to be limited partners of the Partnership pursuant to the terms of this Agreement and that Parent is the sole limited partner of the Partnership, and the Partnership will continue without dissolution. Immediately prior to the Merger (but following the ATLS Merger), ATLS shall distribute all of the equity interests in Partnership GP to TRGP, which shall immediately thereafter contribute such interests to Parent.

(c) Each Partnership Unit issued and outstanding immediately prior to the Effective Time (excluding any Excluded Units) will be converted into the right to receive (i) 0.5846 Parent Units (the “Equity Consideration,” and such ratio, the “Exchange Ratio”), which Parent Units will be duly authorized and validly issued in accordance with applicable Laws and the Parent Agreement, (such Parent Units described in this clause (c) are referred to herein as the “New Common Units”) and (ii) cash in amount of $1.26 (the “Cash Consideration” (which shall not include any cash paid by Parent in connection with the Class E Preferred Unit Redemption) and together with the Equity Consideration, the “Merger Consideration”).

(d) Notwithstanding anything to the contrary in this Agreement, at the Effective Time, all Partnership Units owned immediately prior to the Effective Time by the Partnership or its wholly owned Subsidiaries or by Parent or its wholly owned Subsidiaries (collectively, the “Excluded Units”) will automatically be cancelled and no consideration will be received therefor.

3.2 Rights As Unitholders; Unit Transfers. All Partnership Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) will cease to be outstanding and will automatically be canceled and will cease to exist when converted as a result of and pursuant to the Merger. At the Effective Time, each holder of a certificate representing Partnership Units (a “Certificate”) and each holder of non-certificated Partnership Units, represented by book-entry (“Book-Entry Units”) will cease to be a limited partner of the Partnership and cease to have any rights with respect thereto, except the right to receive, (a) the Merger Consideration, (b) any cash to be paid in lieu of any fractional New Common Unit in accordance with Section 3.3(d), and (c) any distributions in accordance with Section 3.3(c); provided, however, that the rights of (i) any holder of the Partnership Phantom Units will be as set forth in Section 3.5, and (ii) Parent and its Subsidiaries, and the Partnership and its Subsidiaries will be as set forth in Section 3.1(d). In addition, holders as of the relevant record date of Partnership Units outstanding immediately prior to the Effective Time will have continued rights to any distribution, without interest, with respect to such Partnership Units, with a record date occurring prior to the Effective Time that may have been declared or made by the Partnership with respect to such units in accordance with the terms of the Existing Partnership Agreement and this Agreement and which remains unpaid as of the Effective Time (a “Regular Distribution”). Regular Distributions by the Partnership are not part of the Merger Consideration, and will be paid on the payment date set therefor to such holders of Partnership Units, whether or not they exchange their Partnership Units, pursuant to Section 3.3. At the Effective Time, the unit transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the unit transfer books of the Partnership with respect to Partnership Units.

3.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Parent will appoint a commercial bank or trust company reasonably acceptable to the Partnership to act as exchange agent hereunder for the purpose of exchanging Partnership Units for the Merger Consideration as required by this Article III (the “Exchange Agent”). On the Closing Date, promptly after the Effective Time, Parent will deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Partnership Units, for exchange in accordance with this Article III, through the Exchange Agent, New Common Units and cash as required by this Article III. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.3(c) and to make payments in lieu of any fractional New Common Units pursuant to Section 3.3(d), in each case without interest. Any cash (including as payment for any fractional New Common Units in accordance with Section 3.3(d) and any distributions with respect to such fractional New Common Units in accordance with Section 3.3(c)) and New Common Units deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent, deliver the Merger Consideration contemplated to be paid for Partnership Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c) and 3.3(d), the Exchange Fund will not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Partnership Units as of the Effective Time (other than the Partnership and its Subsidiaries and Parent and its Subsidiaries and other than any holders of Book-Entry Units) (i) a letter of transmittal (specifying that in respect of certificated Partnership Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) (the “Letter of Transmittal”) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of Partnership Units represented by such Certificates. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, each holder who held Partnership Units immediately prior to the Effective Time (other than the Partnership and its Subsidiaries and Parent and its Subsidiaries) will be entitled to receive upon surrender of the Certificates therefor (x) New Common Units representing, in the aggregate, the whole number of New Common Units that such holder has the right to receive pursuant to Section 3.1(c) (after taking into account all Partnership Units then held by such holder) and (y) a check in an amount equal to the aggregate amount of the cash that such holder has the right to receive with respect to such Partnership Units pursuant to Section 3.3(c) and Section 3.3(d). Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Units shall not be required to deliver an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Units, which at the Effective Time were converted into the right to receive the Merger Consideration, shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to deliver as promptly as practicable after the Effective Time, (x) New Common Units representing, in the aggregate, the whole number of New Common Units that such holder has the right to receive pursuant to Section 3.1(c) (after taking into account all Partnership Units then held by such holder) and (y) a check in an amount equal to the aggregate amount of the cash that such holder has the right to receive with respect to such Partnership Units pursuant to Section 3.3(c) and Section 3.3(d). No interest will be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional New Common Units, any Parent distributions payable pursuant to Section 3.3(c) or any Regular Distribution. In the event of a transfer of ownership of Partnership Units that is not registered in the transfer records of the Partnership or the Merger Consideration, as applicable, and any Parent distributions payable pursuant to Section 3.3(c) payable in respect of such Partnership Units may be paid to a transferee, if the Certificate representing such Partnership Units is presented to the Exchange Agent, and accompanied by all documents reasonably required to evidence and effect such transfer and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration, in any name other than that of the record holder of such Partnership Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration, payable in respect of Partnership Units, and any cash or distributions to which such holder is entitled pursuant to Section 3.3(c), Section 3.3(d) and (without the necessity of such surrender) Regular Distributions.

(c) Distributions with Respect to Unexchanged Partnership Units. No distributions declared or made with respect to Parent Units with a record date after the Effective Time will be paid to the holder of any Partnership Units represented by Certificates with respect to New Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Common Units will be paid to any such holder until such holder has delivered the required documentation and surrendered any such Certificates as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b) (or immediately in the case of the Book-Entry Units), there will be paid to such holder of New Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance (or immediately in the case of the Book-Entry Units), the amount of any cash payable in lieu of fractional New Common Units to which such holder is entitled pursuant to Section 3.3(d) (which shall be paid by the Exchange Agent as provided therein) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to New Common Units and payable with respect to such New Common Units, and (ii) promptly after such compliance (or immediately in the case of the Book-Entry Units), or, if later, at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such New Common Units (which shall be paid by Parent).

(d) Fractional New Common Units. No certificates or scrip of New Common Units representing fractional New Common Units or book entry credit of the same will be issued upon the surrender of Partnership Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Common Units. Notwithstanding any other provision of this Agreement, each holder of Partnership Units converted in the Merger who would otherwise have been entitled to receive a fraction of a New Common Unit (after taking into account all Partnership Units exchanged by such holder) will receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a New Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Parent will cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. The parties acknowledge that payment of the Cash Consideration in lieu of issuing fractional shares of New Common Units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional New Common Units.

(e) Further Rights in Partnership Units. The Merger Consideration issued upon conversion of a Partnership Unit in accordance with the terms hereof (including any cash paid pursuant to Section 3.3(d)) and any declared distributions to be paid on Parent Units as described in Section 3.3(c) will be deemed to have been issued in full satisfaction of all rights pertaining to such Partnership Unit.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Partnership Units after 180 days following the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Partnership Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration, payable in respect of such Partnership Units, any cash in lieu of fractional New Common Units to which they are entitled pursuant to Section 3.3(d), or any distributions with respect to New Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon.

(g) Lost Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in such amount reasonably determined by Parent, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, payable in respect of Partnership Units represented by such Certificate, any distributions to which the holders thereof are entitled pursuant to Section 3.3(c) and any cash payable in lieu of fractional New Common Units to which the holders thereof are entitled pursuant to Section 3.3(d).

(h) Withholding. Each of Parent, Merger Sub and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Partnership Units such amounts or securities as Parent, Merger Sub or the Exchange Agent determines are required to be deducted and withheld under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment or issuance. To the extent that amounts or securities are so deducted and withheld such amounts will be treated for all purposes of this Agreement as having been paid or issued to the holder of Partnership Units in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be. The Parties agree that the Partnership intends to deliver to Parent a valid certificate of non-foreign status pursuant to U.S. Treasury Regulations Section 1.1445-2(b) such that no withholding will be required pursuant to Section 1445 of the Code.

(i) Issuance in Book-Entry Form. All New Common Units to be issued in the Merger will be issued in book-entry form, without physical certificates. Upon the issuance of New Common Units to the holders of Partnership Units in accordance with this Section 3.3, Parent will reflect such admission on the books and records of Parent.

(j) No Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

(k) Tax Characterization of Merger and Cash Received. The Partnership and Parent each acknowledges and agrees that for federal income Tax purposes (and applicable state income or franchise tax purposes) the transactions consummated pursuant to this Agreement will be treated as an “assets over” partnership merger transaction under Treasury Regulation Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby both Operating Partnership and the Partnership will be the terminating partnerships and Parent will be the resulting partnership. As a result, the transactions consummated pursuant to this Agreement shall be treated for U.S. federal income Tax purposes as a contribution of all of the assets of Operating Partnership and the Partnership to Parent in exchange for the Merger Consideration, the cash received in lieu of fractional New Common Units and the assumption of liabilities. To the maximum extent possible, the Cash Consideration and any cash received in lieu of fractional New Common Units shall be treated as a reimbursement of pre-formation capital expenditures described in Treasury Regulation Section 1.707-4(d). To the extent the Cash Consideration and the cash received in lieu of fractional New Common Units exceeds the amount that can be so treated, such excess cash will be treated as proceeds of a disguised sale transaction described in Section 707(a)(2)(B) of the Code (a “Disguised Sale”). Each holder of Partnership Class E Preferred Units will be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report any cash received in the Class E Preferred Unit Redemption pursuant to Section 7.14(b) as proceeds from the sale of the holders of Partnership Class E Preferred Units to Parent consistent with Treasury Regulation Section 1.708-1(c)(4). Each of the Partnership and Parent agrees to prepare and file (and cause their respective Subsidiaries to prepare and file) all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

3.4 Anti-Dilution Provisions. Without limiting the covenants in Sections 4.1 and 4.2, in the event the outstanding Partnership Units or Parent Units shall have been changed into a different number of units or shares or a different class after the date of this Agreement by reason of any subdivisions, reclassifications, splits, unit or share distributions, combinations or exchanges of Partnership Units or Parent Units, the Exchange Ratio will be correspondingly adjusted to provide to the holders of such Partnership Units the same economic effect as contemplated by this Agreement prior to such event.

3.5 Treatment of Partnership Phantom Units.

(a) Cancellation and Settlement of SpinCo Employee Partnership Phantom Units. Each phantom Partnership Unit granted under the Partnership Equity Plans (each, a “Partnership Phantom Unit” and, such plans, the “Partnership Equity Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time and held by a SpinCo Employee, a non-employee director of ATLS or the Partnership or a former employee shall, as of the Effective Time, become fully vested and be cancelled and converted into the right to receive the Merger Consideration in respect of each Partnership Unit underlying such Partnership Phantom Unit. The holders of Partnership Phantom Units shall receive the payments described in the immediately preceding sentence (together with any dividend equivalents corresponding to Partnership Phantom Units that vest in accordance with this Section 3.5), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payments, within five (5) Business Days following the Effective Time.

(b) Partial Rollover of Midstream Business Employee Partnership Phantom Units. Each Partnership Phantom Unit, whether vested or unvested, that is outstanding immediately prior to the Effective Time and held by a Midstream Business Employee shall, as of the Effective Time, be cancelled and converted into the right to receive: (i) the Cash Consideration in respect of each Partnership Unit underlying such Partnership Phantom Unit and (ii) a phantom unit award corresponding to Parent Units (a “Parent Phantom Unit”) with respect to a number of Parent Units (rounded to the nearest whole share) equal to the product of (A) the number of Partnership Units underlying such Partnership Phantom Unit, multiplied by (B) the Exchange Ratio. The holders of Partnership Phantom Units shall receive the payments described in the immediately preceding sentence (together with any dividend equivalents corresponding to Partnership Phantom Units that vest in accordance with this Section 3.5), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign

Tax Law with respect to the making of such payments, within five (5) Business Days following the Effective Time. Except as otherwise provided in this Section 3.5, each such Parent Phantom Unit assumed and converted pursuant to this Section 3.5 shall continue to have, and shall be subject to, the same material terms and conditions and the same vesting conditions as applied to the corresponding Partnership Phantom Unit immediately prior to the Effective Time, and shall settle in Parent Units upon vesting.

(c) Certain Tax Considerations. The actions contemplated by this Section 3.5 shall be taken in accordance with Section 409A of the Code. The aggregate amount required to be withheld from any holder of Partnership Phantom Units in connection with the payments described in Sections 3.5(a) and (b) shall first be applied to reduce the portion of such payments payable in the form of Parent Units and, to the extent such withholding amount exceeds the portion of such payments payable in the form of Parent Units, such excess shall be applied to reduce the portion of such payments payable in cash.

(d) Termination of Partnership Equity Plans; Issuance of Parent Phantom Units. Prior to the Effective Time, Parent shall take all actions necessary to terminate each of the Partnership Equity Plans, effective as of and subject to the occurrence of the Effective Time. At the Effective Time, Parent issue the Parent Phantom Units in accordance with Section 3.5(b).

(e) Parent Actions. Parent shall take all limited partnership action necessary to reserve for issuance a sufficient number of Parent Units for delivery with respect to the settlement of Partnership Phantom Units contemplated by Section 3.5(a). Parent shall include in the Registration Statement a number of Parent Units sufficient to satisfy the settlement of Partnership Phantom Units contemplated by Section 3.5(b). Parent shall take all limited partnership action necessary to reserve for issuance a sufficient number of Parent Units for delivery upon exercise or settlement of the Partnership Phantom Units assumed by it in accordance with Section 3.5(b). As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of Parent Units to be registered and issuable with respect to Parent Phantom Units, Parent shall file a post-effective amendment to the Registration Statement or registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Units subject to Parent Phantom Units and shall use its reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Phantom Units remain outstanding. Not later than immediately following the Effective Time, Parent shall deliver to each holder of a Partnership Phantom Unit assumed by Parent an appropriate notice setting forth such holder’s rights pursuant to the corresponding Parent Phantom Unit.

(f) Reasonable Best Efforts. Each of the parties hereto shall use its reasonable best efforts to take any actions reasonably necessary to effectuate the transactions contemplated by this Section 3.5, including, without limitation, having the applicable board or committee administering the plans governing the affected awards adopt resolutions necessary to effect the foregoing.

ARTICLE IV

ACTIONS PENDING MERGER

4.1 Conduct of Business by the Partnership. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, and except (i) as expressly contemplated or provided by the Transaction Agreements, (ii) as may be required by applicable Law, (iii) as set forth in Section 4.1 of the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”), or (iv) with the prior written consent of Parent (which consent will not be unreasonably withheld with respect to clauses (a), (d), (g), (h) or (i) of this Section 4.1), the Partnership will not (and Partnership GP will not take any such action on its own behalf or on behalf of the Partnership), and will cause each of its Subsidiaries not to:

(a) (i) conduct its business and the business of its Subsidiaries other than in the ordinary course consistent with past practice; provided, that no action by the Partnership or its Subsidiaries with respect to matters specifically addressed by any other provision of Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of such other provision; (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates or (iii) take any action that adversely affects the ability of any Party to obtain any approvals required under the HSR Act for the transactions contemplated hereby;

(b) (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights or (ii) enter into any agreement with respect to the foregoing, in each case except for (A) issuances of Partnership Common Units upon the settlement of any Partnership Phantom Units outstanding on the date hereof in accordance with the terms of the Partnership Equity Plans, (B) the sale of Partnership Common Units in connection with the settlement of Partnership Phantom Units if necessary for withholding of Taxes, and (C) distributions on the Partnership Class D Preferred Units paid in additional Partnership Class D Preferred Units in accordance with the Existing Partnership Agreement (the “Class D Preferred PIK Distributions”);

(c) (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights, except upon the forfeiture of Partnership Phantom Units in connection with the terms thereof or to satisfy any Tax withholding obligations of the holder thereof or net unit settlements made in connection with the vesting or settlement of Partnership Phantom Units or as required by the terms of any Partnership Employee Benefit Plan;

(d) (i) sell, lease, transfer, exchange, dispose of, license or convey all or any portion of its assets, business or properties, other than (A) in the ordinary course of business (including sales, transfers and dispositions of commodities and Hydrocarbons), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $15,000,000 or (C) any distributions expressly permitted under Section 4.1(e); (ii) except as set forth in the Partnership 2014/2015 Budget, acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity with a value in excess of $25,000,000; provided, that the Partnership shall not, and shall not permit its Subsidiaries to, make any acquisition that would reasonably be expected to materially impede or delay the consummation of the Merger or the other Transactions, (iii) merge, consolidate or enter into any other business combination transaction with any Person, other than mergers or consolidations solely among the Partnership and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, or (iv) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(e) make or declare dividends or distributions (i) to the holders of Partnership Units that are special or extraordinary distributions or that are in a cash amount in excess of $0.66 per Partnership Unit per quarter, or (ii) to the holders of any other units of or interests in the Partnership, other than Class D Preferred PIK Distributions and distributions on the Partnership Class E Preferred Units paid in accordance with the terms of the Existing Partnership Agreement;

(f) amend (i) the Partnership Certificate of Limited Partnership or the Existing Partnership Agreement, or (ii) the governing documents of its significant Subsidiaries;

(g) enter into any contract, agreement or arrangement that would be a Partnership Material Agreement (other than contracts for the sale, purchase, transfer, processing, treatment, gathering, storage or disposition of commodities and Hydrocarbons in the ordinary course);

(h) modify or amend in any material respect, terminate or assign, or waive or assign any rights under any Partnership Material Agreement (other than contracts for the sale, purchase, transfer, processing, treatment, gathering, storage or disposition of commodities and Hydrocarbons in the ordinary course) or any Partnership Permit, in each case, in a manner which is materially adverse to the Partnership or any of its Subsidiaries;

(i) waive, release, assign, settle or compromise any material claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or any injunction or other equitable relief, other than waivers, releases, assignments, settlements or compromises (A) equal to or less than the amounts reserved with respect thereto on the Partnership Financial Statements or, (B) except as provided in clause (A), that do not exceed $10,000,000 in the aggregate;

(j) implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP or any other applicable Law;

(k) fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is substantially similar to the insurance maintained by it at present;

(l) (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election,

(ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) amend in any material respect any Tax Return, or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(m) take any action or fail to take any action that would reasonably be expected to cause the Partnership or any of its Subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation (other than Subsidiaries that are currently treated, for U.S. federal income tax purposes, as a corporation);

(n) enter into any amendment or modification to the Joint Venture Agreements in a manner which is adverse to the Partnership or any of its Subsidiaries;

(o) except as required by applicable Law or any Partnership Employee Benefit Plan, (i) increase the compensation of any Midstream Business Employees whose annual base compensation exceeds $175,000, other than customary increases in the ordinary course of business, consistent with past practice, (ii) grant any severance or termination pay to any employee, officer or director of the Partnership or any of its Subsidiaries, other than grants of severance or termination pay in the ordinary course of business consistent with past practice to any employee who is not an officer or director who is terminated in the ordinary course of business consistent with past practice, (iii) establish, adopt, enter into, amend or terminate any employment or change of control agreement with any Midstream Business Employee, other than agreements entered into with newly hired employees who are not officers, (iv) take any action to accelerate any compensation or fund any rabbi trust or similar arrangement, (v) terminate the employment or services of any Midstream Business Employee whose target annual compensation is greater than $125,000, other than for cause, or (vi) hire any Midstream Business Employee whose target annual compensation is greater than $350,000;

(p) (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than (A) borrowings under existing revolving credit facilities, (B) Indebtedness owed by any Partnership Entity or any Subsidiary thereof to any Partnership Entity or any Subsidiary thereof, (C) guarantees of existing Indebtedness of the Partnership or any Subsidiary thereof to the extent required by the terms thereof or (D) leases permitted to be incurred pursuant to clause (iii) below, (ii) redeem, repurchase, cancel or otherwise acquire any Indebtedness owed thereby (directly, contingently or otherwise), prior to the stated maturities thereof, other than (A) borrowings under existing credit facilities and (B) repayments of Indebtedness owed to any Partnership Entity or any Subsidiary thereof, (iii) enter into any material leases (whether operating or capital) for amounts exceeding $25,000,000 in the aggregate or (iv) except as set forth in the Partnership 2014/2015 Budget, make or commit to make any capital expenditures in excess of $100,000,000 in the aggregate;

(q) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(r) enter into any Partnership Related Party Transaction;

(s) take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the Merger or the transactions contemplated hereby;

(t) take any action to subject the Partnership, Partnership GP or any of their Subsidiaries to liability (contingent or otherwise) following the Effective Time with respect to (i) SpinCo or any of the other Spin-Off Companies, (ii) the Spin-Off Transaction or (iii) pre-Closing or post-Closing activities or business of the Spin-Off Companies; and

(u) agree or commit to do anything prohibited by clauses (a) through (t) of this Section 4.1.

Notwithstanding anything to the contrary, with respect to the Partnership’s non-wholly owned Subsidiaries, the Partnership’s obligation under this Section 4.1 to take an action or not to take an action shall only apply to the extent not prohibited by the organizational documents and governance arrangements of such Subsidiaries and to the extent not inconsistent with the Partnership’s or its other Subsidiaries’ duties (fiduciary or otherwise) to such Subsidiaries or any of their equity holders.

4.2 Conduct of Business by Parent. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, and except (i) as expressly contemplated or provided by the Transaction Agreements, (ii) as may be required by applicable Law, (iii) as set forth in the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”), or (iv) with the prior written consent of the Partnership Board (which consent will not be unreasonably withheld with respect to clauses (a), (d) or (g) of this Section 4.2), Parent will not and will cause each of its respective Subsidiaries not to:

(a) (i) conduct its business and the business of its Subsidiaries other than in the ordinary course in all material respects; provided, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any other provision of Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of such other provision, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) take any action that adversely affects the ability of any Party to obtain any approvals required under the HSR Act for the transactions contemplated hereby;

(b) (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights or (ii) enter into any agreement with respect to the foregoing, in each case except (A) issuances of Parent Units made in the ordinary course of business, (B) issuances of Parent Units upon the exercise or settlement of any Parent Equity Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 4.2(b), (C) the sale of Parent Units in connection with the exercise or settlement of Parent Equity awards if necessary to effectuate an option direction upon exercise or for withholding of Taxes, (D) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business or (E) issuances of equity by Parent pursuant to the Equity Distribution Agreement, dated as of May 5, 2014, between Parent and the managers party thereto in amounts consistent with Parent’s past practice, or any agreement substantially similar in form and substance to such agreement;

(c) (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any equity interests or Rights, except for net share settlements made in connection with the vesting of restricted shares, restricted units or as required by the terms of any existing Parent Employee Benefit Plan;

(d) (i) sell, lease, transfer, exchange, dispose of, license, convey or discontinue all or any portion of its assets, business or properties other than (A) in the ordinary course of business (including sales, transfers and dispositions of commodities and Hydrocarbons), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $15,000,000, (C) any joint venture, partnership, joint marketing, joint development or similar strategic transaction or (D) any distributions expressly permitted under Section 4.2(e), (ii) make any acquisition of any other person or business or make loans, advances or capital contributions to, or investments in, any other Person that would reasonably be expected to prevent, materially impede or materially delay the Merger or (iii) merge, consolidate or enter into any other business combination transaction with any Person, other than mergers or consolidations solely among Parent and its wholly owned Subsidiaries or among its wholly owned Subsidiaries or as permitted by clause (ii) or that would not reasonably be expected to prevent or materially impede or materially delay the Merger;

(e) make or declare dividends or distributions to the holders of Parent Units that are special or extraordinary distributions, other than dividends or distributions, including increases in such dividends or distributions, made in the ordinary course consistent with past practice pursuant to applicable Parent Board approvals;

(f) amend the Parent Certificate of Limited Partnership or the Parent Agreement other than such amendments as would not reasonably be expected to adversely affect the voting rights of holders of Parent Units;

(g) except in the ordinary course of business, modify or amend in any material respect, terminate or assign, or waive or assign any rights under any Parent Material Agreement or any Parent Permit, in each case, in a manner which would reasonably be expected to result in a Parent Material Adverse Effect;

(h) implement or adopt any material change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP or any applicable Law;

(i) (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) amend in any material respect any Tax

Return, or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(j) take any action or fail to take any action that would reasonably be expected to cause Parent or any of its Subsidiaries to be treated, for U.S. federal income tax purposes, as a corporation (other than Subsidiaries that are currently treated, for U.S. federal income tax purposes, as a corporation);

(k) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(l) take any action that would reasonably be expected to materially impede, interfere with, hinder or delay the consummation of the Merger or the transactions contemplated hereby; and

(m) agree or commit to do anything prohibited by clauses (a) through (l) of this Section 4.2.

Notwithstanding anything to the contrary, with respect to Parent’s non-wholly owned Subsidiaries, Parent’s obligation under this Section 4.2 to take an action or not to take an action shall only apply to the extent not prohibited by the organizational documents and governance arrangements of such Subsidiaries and to the extent not inconsistent with by Parent’s or its other Subsidiaries’ duties (fiduciary or otherwise) to such Subsidiaries or any of their equity holders.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

Except as set forth in (a) all forms, registration statements, reports, schedules and statements filed by the Partnership with the SEC under the Exchange Act or the Securities Act since January 1, 2012 and prior to the date of this Agreement, and in each case excluding all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the “Partnership SEC Documents”) (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the Partnership Disclosure Schedule prior to the execution of this Agreement (provided, that (i) disclosure in any section of such Partnership Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Partnership Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”)), the Partnership represents and warrants to Parent and Merger Sub as follows:

5.1 Organization, General Authority and Standing. The Partnership is a limited partnership validly existing and in good standing under the Laws of the State of Delaware. The Partnership has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Section 5.1 of the Partnership Disclosure Schedule sets forth a true and complete list of the Partnership’s Subsidiaries and the Partnership’s ownership interest in each such Subsidiary. Each of the Partnership’s Subsidiaries (i) is a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in each case of clauses (i) through (iii), as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. The Partnership has made available to Parent true and complete copies of the Partnership Certificate of Limited Partnership, the Existing Partnership Agreement, the Partnership GP Agreement, the Partnership GP Certificate of Formation (the “Partnership Organizational Documents”), and the certificates of formation and limited liability company agreements (or comparable organizational documents) of each of the Partnership’s significant Subsidiaries (the “Partnership Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Partnership Organizational Documents and Partnership Subsidiary Documents are in full force and effect and the Partnership and its significant Subsidiaries are not in violation of any of their provisions in any material respect.

5.2 Capitalization.

(a) The authorized equity interests of the Partnership consist of Common Units representing limited partner interests in the Partnership (“Partnership Units”), Convertible Class D Preferred Units representing limited partner interests in the Partnership (“Partnership Class D Preferred Units”), Class E Preferred Units representing limited partner interests in the Partnership (“Partnership Class E Preferred Units”), the Incentive Distribution Rights (as defined in the Partnership Agreement, the “APL IDRs”) and a general partner interest in APL. As of October 10, 2014, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 84,497,281 Partnership Units, (ii) 14,699,076 Partnership Class D Preferred Units, (iii) 5,060,000 Partnership Class E Preferred Units, (iv) the APL IDRs and (v) an approximate 2% combined general partner interest in the Partnership, and there were (vi) zero Partnership Common Units issuable pursuant to options to acquire Partnership Common Units granted under the Partnership’s equity plans and (vii) 1,751,494 Partnership Units issuable pursuant to Partnership Phantom Units. Partnership GP is the sole general partner of the Partnership and owns all of the outstanding Partnership IDRs and the general partner interest in the Partnership. All outstanding equity securities of the Partnership are, and all Partnership Units issuable pursuant to Partnership Phantom Units, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).

(b) Section 5.2(b) of the Partnership Disclosure Schedule sets forth, as of October 9, 2014, for each outstanding Partnership Equity Award and (1) the name of the holder of such Partnership Equity Award, (2) the number of outstanding Partnership Units subject to awards held by such individual and (3) the estimated cash payments and equity securities to be received by each such holder upon consummation of the Merger as of October 9, 2014. Each grant of a Partnership Equity Award was made in accordance with the terms of the applicable Employee Benefit Plan of the Partnership and applicable Law.

(c) As of October 9, 2014, except as set forth above in this Section 5.2, (A) there are no partnership interests, limited liability company interests or other equity securities of the Partnership or any of its Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its respective Subsidiaries to issue, transfer or sell any partnership or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of the Partnership or any of its respective Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(d) Neither the Partnership nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Partnership Unitholders on any matter.

(e) There are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

5.3 Equity Interests in other Entities. Other than the ownership interests in its Subsidiaries as set forth in Schedule 5.1 of the Partnership Disclosure Schedule and, as reflected in Section 5.3 of the Partnership Disclosure Schedule, the Partnership does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind. The Partnership owns such interests in its Subsidiaries free and clear of all Liens except for Permitted Encumbrances.

5.4 Power, Authority and Approvals of Transactions. The Partnership has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the Partnership Unitholder Approval, to consummate the transactions contemplated hereby. Subject to the Partnership Unitholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary limited partnership action by the Partnership. The Conflicts Committee has (a) determined that this Agreement is advisable to and in the best interests of the Partnership Unitholders other than Partnership GP, ATLS and their respective Affiliates, and declared it advisable, to enter into this Agreement, (b) approved this Agreement and the transactions contemplated hereby and (c) recommended approval of this Agreement by the Partnership Board. The Partnership Board has (a) determined that it is in the best interests of the Partnership and the Partnership Unitholders other than Partnership GP, ATLS and its Affiliates, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (c) in the case of the Partnership Board, resolved to submit the Merger and this Agreement to a vote of the Partnership Unitholders and recommend approval of the Merger and this Agreement by the Partnership Unitholders. This Agreement has been duly executed and delivered by the Partnership and, assuming due authorization, execution and delivery by the Other Parties, constitutes the Partnership’s valid and binding obligation, enforceable against the Partnership in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

5.5 No Violations or Defaults. Subject to required filings under federal and state securities Laws and with the NYSE, assuming the other consents and approvals contemplated by Section 5.6 and Article VIII are duly obtained and assuming the consents, waivers and approvals specified in Section 7.9(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Partnership do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which the Partnership or any of its respective Subsidiaries is a party or by which the Partnership or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under the Existing Partnership Agreement or the Partnership Certificate of Limited Partnership, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Partnership or any of their respective Subsidiaries or (iv) result in the creation of any material Lien (other than Permitted Encumbrances) on any of the assets of the Partnership or any of its Subsidiaries’ assets, except in the case of clauses (i) and (iii), for such breaches, violations, defaults, terminations, cancellations, accelerations, contraventions or conflicts which, either individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect.

5.6 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by the Partnership of this Agreement or (ii) the consummation by the Partnership of the transactions contemplated by this Agreement, except for, subject to the accuracy of the representations and warranties of the Parent Entities set forth in Section 6.6, (A) the filing with the SEC of a proxy statement relating to the matters to be submitted to the Partnership Unitholders (the “Partnership Proxy Statement”) at a meeting of such holders for the purpose of approving this Agreement and the Merger (including any adjournment or postponement thereof, the “Partnership Meeting”) and other filings required under federal or state securities Laws, (B)

the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (D) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (E) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or materially delay consummation of the Merger.

5.7 Financial Reports and the Partnership SEC Documents.

(a) Since January 1, 2012, the Partnership has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished prior to the date hereof under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Partnership SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Partnership SEC Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be and, did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) Any consolidated financial statements of the Partnership included in the Partnership SEC Documents (the “Partnership Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto, to the extent permitted by applicable SEC regulations), and (iii) fairly present in all material respects the consolidated financial position of the Partnership and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(c) Neither the Partnership nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Partnership and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Partnership in the Partnership’s published financial statements or any Partnership SEC Documents

5.8 Internal Controls and Procedures. The Partnership has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Partnership’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Partnership’s auditors and the audit committee of the Partnership Board (x) all significant deficiencies in the design or operation of internal controls that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal controls. The principal executive officer and the principal financial officer of the Partnership have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Partnership SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

5.9 Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2013, the unaudited financial statements (or notes thereto) included in the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014 (the “Balance Sheet Date”), or in the financial statements (or notes thereto) included in subsequent Partnership SEC Documents filed by the Partnership prior to the date of this Agreement, neither the Partnership nor any of its consolidated Subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Partnership, except liabilities (A) that are accrued or reserved against in the financial statements of the Partnership included in the Partnership SEC Documents filed prior to the date of this Agreement, or reflected in the notes thereto, (B) incurred since the Balance Sheet Date in the ordinary course of business, (C) incurred in accordance with this Agreement or in connection with transactions contemplated by the Transaction Agreements, (D) that would not reasonably be expected to have, either individually or in the aggregate, a Partnership Material Adverse Effect or (E) that have been discharged or paid in full.

5.10 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been any change, event, development, circumstance, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, (i) the Partnership has carried on and operated its businesses in all material respects in the ordinary course of business and (ii) none of the Partnership nor any Subsidiary of the Partnership has undertaken any action that would be prohibited by Section 4.1(j) if such provision were in effect at all times since the Balance Sheet Date.

5.11 Compliance with Applicable Law; Permits.

(a) Except with respect to Tax matters (which are provided for in Section 5.17) and environmental matters (which are provided for in Section 5.13), the Partnership and each of its Subsidiaries is in compliance with all, and is not in default under or in violation of any, applicable Law, other than any noncompliance, default or violation which would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. The Partnership has not received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that the Partnership or any of its Subsidiaries is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

(b) Except for the Environmental Permits (which are provided for in Section 5.13), the Partnership and each of its Subsidiaries is in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Partnership Permits”), except where the failure to be in possession of such Partnership Permits would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. No suspension or cancellation of any of the Partnership Permits is pending or threatened, except where such suspension or cancellation would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Partnership, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Partnership or any of its Subsidiaries under, any Partnership Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew, extend, any Partnership Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

5.12 Material Contracts.

(a) Each of the following contracts to which the Partnership or any of its Subsidiaries is a party in effect on the date of this Agreement, other than a Partnership Employee Benefit Plan, is referred to as a “Partnership Material Agreement”:

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), including any Partnership Material Agreement filed as an exhibit in the Partnership SEC Documents;

(ii) each natural gas transportation, gathering, treating, processing or other contract, each natural gas liquids fractionation, transportation, purchase, sales or storage contract and each natural gas purchase contract that during the 12 months ended June 30, 2014 individually involved, or is reasonably expected in the future to involve, annual revenues received by or payments made by the Partnership and its Subsidiaries in excess of $25,000,000 in the aggregate;

(iii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of the Partnership or any of its Subsidiaries in an amount in excess of $25,000,000;

(iv) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by the Partnership or any of its Subsidiaries, in excess of $25,000,000;

(v) each contract that provides for indemnification by the Partnership or any of its Subsidiaries that remains in effect as of the date of this Agreement with respect to liabilities in connection with the Partnership’s or any of its Subsidiaries’ previous sales of the Partnership’s or any of its Subsidiaries’ business, assets or properties in excess of $25,000,000;

(vi) each contract that (A) contains a non-compete or similar type of provision that, following the Closing, by virtue of Parent becoming Affiliated with the Partnership as a result of this transaction, would by its terms materially restrict the ability of Parent to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing, (B) imposes any material restriction on the right or ability of the Partnership or any of its Subsidiaries to compete with any other person or acquire or dispose of the securities of another person or (C) contains an exclusivity or “most favored nation” clause that restricts the business of the Partnership or any of its Subsidiaries in a material manner;

(vii) each contract involving the pending acquisition or sale of (or option to purchase or sell) the assets or properties of the Partnership or its Subsidiaries in excess of $25,000,000;

(viii) each material partnership, joint venture or strategic alliance agreement (“Joint Venture Agreements”); and

(ix) each contract expressly limiting or restricting the ability of the Partnership or its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be.

(b) Except as set forth in Section 5.12 of the Partnership Disclosure Schedules, immediately following the Effective Time, neither the Partnership nor Partnership GP will have any liability to any third party under any contract with any of the Spin-Off Companies, other than the Transaction Agreements, the Ancillary Agreements (as defined in the Separation Agreement) and contracts or agreements that will be assumed by the Spin-Off Companies or their Subsidiaries or for which SpinCo has agreed to indemnify the Partnership, in each case, pursuant to the Separation Agreement).

(c) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity, and provided that any indemnity, contribution and exoneration provisions contained in any such Partnership Material Agreement may be limited by applicable Law and public policy, each of the Partnership Material Agreements (i) constitutes the valid and binding obligation of the Partnership and, to the Knowledge of the Partnership, constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

(d) There is not under any Partnership Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.13 Environmental Matters. Except as reflected in the Partnership Financial Statements, and except for any such matter that would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect:

(a) The Partnership and its Subsidiaries and their respective assets, real properties and operations are in compliance with all Environmental Laws and Environmental Permits;

(b) All Environmental Permits for conducting the respective businesses and operations of the Partnership and its Subsidiaries as they are currently being conducted have been obtained and are currently in full force and effect, and, since January 1, 2012, none of the Partnership or its Subsidiaries has received any notice that any such existing Environmental Permit will be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) Since January 1, 2012, neither the Partnership nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any such Person’s violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state Laws) or any Environmental Permit, with respect to the assets, real properties (whether owned or leased) and operations of the Partnership or any of its Subsidiaries, and there are no facts, conditions or occurrences that would reasonably be expected to result in the receipt of such notice;

(d) There are no actions, suits, proceedings (including civil, criminal, administrative and dispute resolution proceedings), claims, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of the Partnership, threatened by a Person against the Partnership which allege a violation of or liability under any Environmental Law, and, to the Knowledge of the Partnership, there are no existing facts, conditions or occurrences that would reasonably be expected to give rise to any such action, suit, proceeding, claim, investigation, order, decree or judgment;

(e) Neither the Partnership nor any of its Subsidiaries has assumed or retained by contract or operation of Law any liabilities of any third parties for the presence or Release of, or exposure to, Hazardous Materials or for failure to comply with Environmental Law;

(f) There has been no Release of any Hazardous Material at, on, under, or from (x) any real properties of the Partnership or its Subsidiaries as a result of the operations of such entity or (y) to the Knowledge of the Partnership, any real properties offsite any real properties of the Partnership or its Subsidiaries that, in each case of (x) and (y), has not been remediated as required by, or resulted in liability under, any Environmental Law or otherwise adequately reserved for in the Partnership Financial Statements; and

(g) This Section 5.13 constitutes the sole and exclusive representation and warranty of the Partnership with respect to Environmental Permits, Hazardous Materials and Environmental Law.

5.14 Title to Properties. The Partnership has good and indefeasible title to all real and personal properties which are material to the business of Partnership, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except (a) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Partnership, (b) for Permitted Encumbrances and (c) such as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.15 Litigation. There are no civil, criminal or administrative actions, suits, litigation, claims, causes of action, investigations, arbitrations, mediations or other proceedings (collectively, “Proceedings”) pending or threatened, against the Partnership or its Subsidiaries or to which the Partnership or any Subsidiary is otherwise a party or threatened party, except for Proceedings that would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect, and, as of the date hereof, no such Proceedings would, individually or in the aggregate, be reasonably expected to materially delay the consummation of the Merger.

5.16 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of the Partnership specifically for inclusion in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or (b) the Partnership Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Partnership Proxy Statement is first mailed to Partnership Unitholders, and at the time of the Partnership Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Partnership Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

5.17 Tax Matters. Except as would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect:

(a) Each of the Partnership and its Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by or with respect to the Partnership or any of its Subsidiaries, and all such Tax Returns are true, correct and complete;

(b) all Taxes owed by the Partnership or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(c) there is no Proceeding now pending against the Partnership or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by the Partnership or any of its Subsidiaries that is still pending;

(d) no written claim has been made by any Tax authority in a jurisdiction where the Partnership or one of its Subsidiaries do not currently file a Tax Return that the Partnership or such Subsidiary is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Partnership;

(e) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from the Partnership or any of its Subsidiaries;

(f) each of the Partnership and its Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(g) none of the Partnership or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by the Partnership or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(h) none of the Partnership or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than the Partnership or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise;

(i) the Partnership and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(j) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation; and

(k) each Subsidiary of the Partnership is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

5.18 Employee Benefits.

(a) Section 5.18(a) of the Partnership Disclosure Schedule sets forth a complete and accurate list of each material Employee Benefit Plan that is (i) sponsored, maintained or contributed to by the Partnership or any of its ERISA Affiliates, or (ii) for which the Partnership or any of its ERISA Affiliates has or could have any liability, contingent or otherwise (each, a “Partnership Employee Benefit Plan”).

(b) With respect to each Partnership Employee Benefit Plan, within ten (10) Business Days of the date hereof, the Partnership shall have made available to Parent a true and complete copy, or summary if no plan document exists, of (i) each Partnership Employee Benefit Plan, (ii) each trust agreement or annuity contract, if any, in effect as of the date of this Agreement that relates to any Partnership Employee Benefit Plan, (iii) the most recently prepared actuarial valuation report in connection with each Partnership Employee Benefit Plan for which an actuarial valuation report was required to be prepared under applicable Law, and (iv) all material filings and correspondence with any Governmental Authority within the prior three (3) years.

(c) Each Partnership Employee Benefit Plan has been administered in all respects in accordance with its terms, and in compliance with the applicable provisions of all Laws applicable to such Partnership Employee Benefit Plan, and complies with such terms and such Laws, in each case except where the failure to be so administered or to so comply, would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Partnership Employee Benefit Plans) or proceedings pending or, to the Knowledge of the Partnership, threatened against or involving any Partnership Employee Benefit Plan or asserting any rights to, or claims for benefits under, any Partnership Employee Benefit Plan, in each case, that would be reasonably expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, there do not now exist, nor do any circumstances exist that would result in, any liabilities to the Partnership or any of its ERISA Affiliates under (i) Section 302 of ERISA, (ii) Sections 412 and 4971 of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). Except as, individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect, each Partnership Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Partnership, nothing has occurred that could adversely affect the qualified status of any such Partnership Employee Benefit Plan.

(e) Except as set forth on Section 5.18(e) of the Partnership Disclosure Schedule, to the Knowledge of the Partnership, no Partnership Employee Benefit Plan or any other arrangement maintained by the Partnership or its Subsidiaries provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits, except as required by (i) the applicable requirements of Section 4980B of the Code or any similar state Law or (ii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement. Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, each of the Partnership and each its ERISA Affiliates is in compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f) Except as set forth on Section 5.18(f) of the Partnership Disclosure Schedule, to the Knowledge of the Partnership, no Partnership Employee Benefit Plan is, and none of the Partnership, its Subsidiaries or any of their respective ERISA Affiliates contributes to, during the past six years has contributed to or has any liability or obligation, whether actual or contingent, with respect to any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code (each, a “Pension Plan”). With respect to each Pension Plan set forth on Section 5.18(f) of the Partnership Disclosure Schedule, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect: (i) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than for premiums not yet due); (ii) no notice of intent to terminate any such Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any such Pension Plan has been adopted; (iii) no proceedings to terminate any such Pension Plan instituted by the PBGC are pending or, to the Knowledge of the Partnership, are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan; (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) no “reportable event” within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six (6) years; (vi) no lien has arisen or would reasonably be expected to arise as a result of actions or inactions under ERISA or the Code on the assets of the Partnership or its Subsidiaries (other than any lien imposed by the PBGC to the extent arising under Section 4062(e) of ERISA as a result of the Merger); (vii) to the Knowledge of the Partnership, there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA (“4062(e) Event”) within the last six (6) years (other than a 4062(e) Event to the extent arising from the execution and delivery of this Agreement and the Merger); and (viii) no such Pension Plan has failed to satisfy the minimum funding standards set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA.

(g) Except as (i) expressly contemplated by the terms of this Agreement, (ii) set forth in Section 5.18(g) of the Partnership Disclosure Schedule, or (iii) in the case of clauses (x), (y) or (z) below, for such payments and benefits for which the Partnership and its Subsidiaries has no liability, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (w) result in the imposition of sanctions imposed under Sections 280G and 4999 of the Code to the Partnership, its Subsidiaries or any Midstream Business Employee, (x) result in or entitle any Midstream Business Employee to any payment or benefit, (y) accelerate the vesting, funding or time of payment of any compensation or other benefit payable pursuant to any Partnership Employee Benefit Plan or to any Midstream Business Employee, or (z) increase the amount or value of any payment, compensation or benefit to any Midstream Business Employee.

(h) The Partnership is, and has been, in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except where the failure to comply would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. There are no pending or, to the Knowledge of the Partnership, threatened material investigations, audits, complaints or proceedings against the Partnership by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that, individually or in the aggregate, would be reasonably expected to result in a Partnership Material Adverse Effect.

(i) Except as set forth in Section 5.18(i) of the Partnership Disclosure Schedule, no Midstream Business Employees are covered by a collective bargaining agreement, and, to the Knowledge of the Partnership, none of the Midstream Business Employees are represented by a labor organization and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Midstream Business Employees. There are no pending or, to the Knowledge of the Partnership, threatened, labor disputes, strike, lock-out, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficulty occurred within the past three (3) years, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.19 Intellectual Property. The Partnership, ATLS and/or their respective Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the businesses of the Partnership and its Subsidiaries as presently conducted (collectively, the “Partnership Intellectual Property”) free and clear of all encumbrances except for Permitted

Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect. The use of the Partnership Intellectual Property by the Partnership in the operation of the business of the Partnership as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Partnership Material Adverse Effect.

5.20 Related Party Transactions. Except as disclosed in the Partnership SEC Documents, neither the Partnership nor any of its Subsidiaries are party to any transaction or arrangement under which any (a) present or former executive officer or director of the Partnership or any Subsidiary of the Partnership, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the Partnership Units or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Partnership or any Subsidiary of the Partnership or owns or has any interest in any of their respective properties or assets, in each case, as would be required to be disclosed by the Partnership pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (a “Partnership Related Party Transaction”).

5.21 Insurance. The Partnership and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as the Partnership believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of the Partnership or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by the Partnership or its Subsidiaries and (b) the Partnership and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of the Partnership or any of its Subsidiaries as of the date of this Agreement, and neither the Partnership nor any of its Subsidiaries is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

5.22 Regulatory Matters.

(a) The Partnership is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b) Except as set forth on Section 5.22(b) of the Partnership Disclosure Schedule, all natural gas pipeline Systems and related facilities constituting the Partnership’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdictions.

5.23 Derivatives. The Partnership SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of the Partnership and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the businesses of the Partnership and its Subsidiaries, as of the dates reflected therein.

5.24 State Takeover Statutes. The Partnership Board has taken all action necessary to render inapplicable to this Agreement, the Support Agreement and the transactions contemplated hereby and thereby, including the Merger, all potentially applicable state anti-takeover statutes or regulations and any similar provisions in the Partnership Certificate of Limited Partnership, the Existing Partnership Agreement or other organizational documents of the Partnership.

5.25 Partnership Unitholder Approval. The approval of this Agreement and the Merger by the holders of at least a majority of the Outstanding (as defined in the Existing Partnership Agreement) Partnership Units, is the only vote or approval of any class or series of securities of the Partnership necessary to adopt this Agreement and to approve the transactions contemplated hereby, including the Merger.

5.26 Financial Advisors. The Partnership has not incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Partnership will have any responsibility or liability whatsoever, excluding fees to be paid to the Partnership Financial Advisors.

5.27 Opinion of the Financial Advisor. The Conflicts Committee has received the opinion of Stifel, Nicolaus & Company, Incorporated (upon which the Partnership Board is entitled to rely) to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration, is fair, from a financial point of view, to the Partnership Unitholders other than Partnership GP, ATLS and their respective Affiliates.

5.28 No Other Representations and Warranties. Except for the representations and warranties set forth in this Article V, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby, and specifically (but without limiting the generality of the foregoing) neither the Partnership nor any other Person makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Parent Entities (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Partnership and its Subsidiaries or (b) the future business and operations of the Partnership and its Subsidiaries. Without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective

Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain management presentations in expectation of the Merger. Neither the Partnership nor Partnership GP has relied on any representation or warranty not set forth in Article VI.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

Except as set forth in (a) all forms, registration statements, reports, schedules and statements filed by Parent with the SEC under the Exchange Act or the Securities Act since January 1, 2012 and on or prior to the date of this Agreement, and in each case excluding all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the “Parent SEC Documents”) (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the Parent Disclosure Schedule prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”)), Parent and Merger Sub represent and warrant to the Partnership and Partnership GP as follows:

6.1 Organization, General Authority and Standing. Parent is a limited partnership validly existing and in good standing under the Laws of the State of Delaware, and Merger Sub is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Parent GP is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Each of Parent, Parent GP and Merger Sub has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 6.1 of the Parent Disclosure Schedules sets forth a true and complete list of Parent’s Subsidiaries and Parent’s ownership interest in each such Subsidiary. Each of Parent’s Subsidiaries (i) is a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iii) is duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in each case of clauses (ii) through (iii) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Partnership true and correct copies of the Parent Certificate of Limited Partnership, the Parent Agreement, the certificate of formation of Parent GP and the limited liability company agreement of Parent GP (the “Parent Organizational Documents”).

6.2 Capitalization.

(a) The authorized equity interests of Parent consist of Parent Units, Class B Common Units representing limited partner interests in Parent, Subordinated Units representing limited partner interests in Parent, the Incentive Distribution Rights (as defined in the Parent Agreement, the “Parent IDRs”) and a general partner interest in Parent. As of October 10, 2014, the issued and outstanding limited partner interests and general partner interests of Parent consisted of (i) 115,774,096 Parent Units, (ii) the Parent IDRs and (iii) an approximate 2% general partner interest in Parent, and there were (iv) 579,273 equity-settled performance Parent Units granted and outstanding under Parent’s equity plans (the “Parent Equity Awards”). Parent GP is the sole general partner of Parent and owns all of the outstanding Parent IDRs and general partner interest in Parent. All outstanding equity securities of Parent are, and all Parent Units issuable pursuant to Parent Equity Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Parent Agreement). When issued pursuant to the terms hereof, all outstanding New Common Units constituting any part of the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Parent Agreement).

(b) As of October 10, 2014, except as set forth above in this Section 6.2 and as set forth in Parent’s equity plans or grant documents issued thereunder, (A) there are no partnership interests, limited liability company interests or other equity securities of Parent or any of its Subsidiaries issued or authorized and reserved for issuance, (B) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating any Parent or any of its respective Subsidiaries to issue, transfer or sell any partnership or other equity interest of Parent or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (C) there are no contractual obligations of Parent or any of its respective Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in Parent or any of its Subsidiaries or any such securities or agreements listed in clause (B) of this sentence.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Parent Unitholders on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent or any of its Subsidiaries.

6.3 Equity Interests in other Entities. Other than the ownership interests in its Subsidiaries set forth on Section 6.1 of the Parent Disclosure Schedule, and as reflected in Section 6.3 of the Parent Disclosure Schedule, Parent does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person. Parent owns such interests in its Subsidiaries free and clear of all Liens except for Permitted Encumbrances.

6.4 Power, Authority and Approvals of Transactions. Parent has the requisite limited partnership power and authority to execute, deliver and perform its obligations under this Agreement and, to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been authorized by all necessary limited partnership action by Parent. The Parent Board has approved and declared advisable this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Other Parties, constitutes, as applicable, Parent and Merger Sub’s valid and binding obligations, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

6.5 No Violations or Defaults. Subject to required filings under federal and state securities Laws and with the NYSE, assuming the other consents and approvals contemplated by Section 6.6 and Article VIII are duly obtained and assuming the consents, waivers and approvals specified in Section 7.9(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its respective Subsidiaries is a party or by which the Parent or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under the Parent Agreement or Parent’s Certificate of Limited Partnership, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or (iv) result in the creation of any Lien on any of the assets of Parent or any of its Subsidiaries’ assets, except for such breaches, violations, defaults, terminations, cancellations, accelerations, contraventions, conflicts or Liens which, either individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

6.6 Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (i) the execution and delivery by Parent and Merger Sub of this Agreement or (ii) the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for, subject to the accuracy of the representations and warranties of the Partnership Entities set forth in Section 5.6,

(A) the filing with the SEC of the registration statement on Form S-4 by Parent in connection with the issuance of New Common Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) and other filings under federal and state securities Laws, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, (D) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (E) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or materially delay consummation of the Merger.

6.7 Financial Reports and Parent SEC Documents.

(a) Since January 1, 2012, Parent has filed and furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished prior to the date hereof under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Parent SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) Any consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (A) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (B) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto, to the extent permitted by applicable SEC regulations), and (C) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(c) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

6.8 Internal Controls and Procedures. Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to Parent’s auditors and the audit committee of the Parent Board (x) all significant deficiencies in the design or operation of internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

6.9 Absence of Undisclosed Liabilities. Except as disclosed in the audited financial statements (or notes thereto) included in Parent’s Annual Report on Form 10-K for the year ended December 31, 2013, the unaudited financial statements (or notes thereto) included in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, or in the financial statements (or notes thereto) included in subsequent Parent SEC Documents filed by Parent prior to the date of this Agreement, neither Parent nor any of its consolidated subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities that would be required by GAAP to be reflected on a consolidated balance sheet of the Parent, except liabilities (A) that are accrued or reserved against in the financial statements of Parent included in the Parent SEC Documents filed prior to the date of this Agreement or reflected in the notes thereto, (B) incurred since the Balance Sheet Date in the ordinary course of business, (C) incurred in accordance with this Agreement or in connection with transactions contemplated by the Transaction Agreements, (D) that would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect or (E) that have been discharged or paid in full.

6.10 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been any change, event, development, circumstance, contribution, occurrence or effect with respect to the Parent and its Subsidiaries, that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business.

6.11 Compliance with Applicable Law; Permits.

(a) Except with respect to Tax matters (which are provided for in Section 6.17) and environmental matters (which are provided for in Section 6.13), each of Parent and its Subsidiaries is in compliance with all, and is not in default under or in violation of any, applicable Law, other than any noncompliance, default or violation which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that Parent or any of its Subsidiaries is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(b) Except for Environmental Permits (which are provided for in Section 6.13), Parent and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Parent Permits”), except where the failure to be in possession of such Parent Permits would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or threatened, except where such suspension or cancellation would not individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.12 Material Contracts. (a) Each of the following contracts to which Parent or any of its Subsidiaries is a party in effect on the date of this Agreement, other than a Parent Employee Benefit Plan, is referred to as a “Parent Material Agreement”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), including any Parent Material Agreement filed as an exhibit in the Parent SEC Documents;

(ii) any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing indebtedness for borrowed money or any guarantee of such indebtedness of Parent or any of its Subsidiaries in an amount in excess of $50,000,000;

(iii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by Parent, in excess of $50,000,000;

(iv) each contract that provides for indemnification by Parent or any of its Subsidiaries that remains in effect as of the date of this Agreement with respect to liabilities in connection with Parent’s previous sales of Parent’s business, assets or properties in excess of $50,000,000;

(v) each contract involving the pending acquisition or sale of (or option to purchase or sell) the assets or properties of Parent or its Subsidiaries in excess of $50,000,000;

(vi) each material partnership, joint venture or strategic alliance agreement; and

(vii) each contract expressly limiting or restricting the ability of the Parent or its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be.

(b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity, and provided that any indemnity, contribution and exoneration provisions contained in any such Parent Material Agreement may be limited by applicable Law and public policy, each of the Parent Material Agreements (i) constitutes the valid and binding obligation of Parent and, to the Knowledge of Parent, constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

(c) There is not under any Parent Material Agreement, any default or event which, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.13 Environmental Matters. Except as reflected in the Parent Financial Statements, and except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) Each of Parent and its Subsidiaries and their respective assets, real properties and operations are in compliance with all Environmental Laws and Environmental Permits;

(b) All Environmental Permits for conducting the respective businesses and operations of each of Parent and any of its Subsidiaries as they are currently being conducted have been obtained and are currently in full force and effect, and, since January 1, 2012, none of Parent or its Subsidiaries has received any notice that any such existing Environmental Permit will be revoked or any pending application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) Since January 1, 2012, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any such Person’s violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state Laws) or any Environmental Permit, with respect to Parent’s assets, real properties (whether owned or leased) and operations that remains pending or unresolved, and there are no facts, conditions or occurrences Known to Parent that would reasonably be expected to result in the receipt of such notice;

(d) There are no actions, suits, proceedings (including civil, criminal, administrative and dispute resolution proceedings), claims, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of Parent, threatened by a Governmental Authority against Parent or any of its Subsidiaries which allege a violation of or liability under any Environmental Law, and, to the Knowledge of Parent, there are no existing facts, conditions or occurrences that would reasonably be expected to give rise to any such action, suit, proceeding, claim, investigation, order, decree or judgment;

(e) There has been no Release of any Hazardous Material at, on, under, or from (x) any real properties of the Parent or its Subsidiaries as a result of the operations of such entity or (y) to the Knowledge of Parent, any real properties offsite any real properties of Parent or its Subsidiaries that, in each case of (x) and (y), has not been remediated as required by, or resulted in liability under, any Environmental Law or otherwise adequately reserved for in the Parent Financial Statements;

(f) This Section 6.13 constitutes the sole and exclusive representation and warranty of Parent with respect to Environmental Permits, Hazardous Materials and Environmental Law.

6.14 Title to Properties. Parent and its Subsidiaries have good and indefeasible title to all real and personal properties which are material to the business of Parent and its Subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except (a) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Parent and its Subsidiaries, (b) for Permitted Encumbrances and (c) such as would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.15 Litigation. There are no Proceedings pending or threatened against Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is otherwise a party or a threatened party, except for Proceedings that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect, and, as of the date hereof, no such Proceedings would, individually or in the aggregate, be reasonably expected to materially delay the consummation of the Merger.

6.16 Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion in (i) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or (ii) the Partnership Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Partnership Proxy Statement is first mailed to Partnership Unitholders, and at the time of the Partnership Meeting, contain any untrue statement of a material fact or omit to state any material fact with respect to Parent or Parent GP required to be stated therein or necessary in order to make the statements therein, with respect to Parent or Parent GP, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

6.17 Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) each of Parent and its Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true, correct and complete;

(b) all Taxes owed by the Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been duly and timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(c) there is no Proceeding now pending against the Parent or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by Parent or any of its Subsidiaries that is still pending;

(d) no written claim has been made by any Tax authority in a jurisdiction where Parent or one of its Subsidiaries does not currently file a Tax Return that Parent or such Subsidiaries is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by the Parent or any of its Subsidiaries;

(e) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from the Parent or any of its Subsidiaries;

(f) each of the Parent and its Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(g) none of Parent or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Parent or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(h) none of Parent or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise;

(i) Parent and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code;

(j) Parent is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation; and

(k) each Subsidiary of Parent is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

6.18 Employee Benefits.

(a) Section 6.18(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of each material Employee Benefit Plan that is (i) sponsored, maintained or contributed to by the Parent or any of its ERISA Affiliates, or (ii) for which the Parent or any of its ERISA Affiliates has or could have any liability, contingent or otherwise (each, a “Parent Employee Benefit Plan”).

(b) Each Parent Employee Benefit Plan has been administered in all respects in accordance with its terms, and in compliance with the applicable provisions of all Laws applicable to such Parent Employee Benefit Plan, and complies with such terms and such Laws, in each case except where the failure to be so administered or to so comply, would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Parent Employee Benefit Plans) or proceedings pending or, to the Knowledge of Parent, threatened against or involving any Parent Employee Benefit Plan or asserting any rights to, or claims for benefits under, any Parent Employee Benefit Plan, in each case, that would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, have a Parent Material Adverse Effect, there do not now exist, nor do any circumstances exist that would result in, any liabilities to the Parent or any of its ERISA Affiliates under (i) Section 302 of ERISA, (ii) Sections 412 and 4971 of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code). Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Knowledge of Parent, nothing has occurred that could adversely affect the qualified status of any such Parent Employee Benefit Plan.

(d) To the Knowledge of Parent, no Parent Employee Benefit Plan or any other arrangement maintained by Parent or its Subsidiaries provides any of the following retiree or post-employment benefits to any Person: medical, disability or life insurance benefits, except as required by (i) the applicable requirements of Section 4980B of the Code or any similar state Law or (ii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each of Parent and each its ERISA Affiliates is in compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(e) To the Knowledge of Parent no Parent Employee Benefit Plan is, and none of Parent, its Subsidiaries or any of their respective ERISA Affiliates contributes to, during the past six years has contributed to or has any liability or obligation, whether actual or contingent, with respect to any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) a pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(f) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, individually or together with the occurrence of any other event, (i) result in the imposition of sanctions imposed under Sections 280G and 4999 of the Code to the Parent, its Subsidiaries or any Parent Employee (ii) result in or entitle any Parent Employee to any payment or benefit, (iii) accelerate the vesting, funding or time of payment of any compensation or other benefit payable pursuant to any Parent Employee Benefit Plan or to any Parent Employee, or (iv) increase the amount or value of any payment, compensation or benefit to any Parent Employee.

(g) Parent is, and has been, in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except where the failure to comply would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect. There are no pending or, to the Knowledge of the Parent, threatened material investigations, audits, complaints or proceedings against the Parent by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that, individually or in the aggregate, would be reasonably expected to result in a Parent Material Adverse Effect.

(h) No Parent Employees are covered by a collective bargaining agreement, and, to the Knowledge of Parent, none of the Parent Employees are represented by a labor organization and no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to the Parent Employees. There are no pending or, to the Knowledge of Parent, threatened, labor disputes, strike, lock-out, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficulty occurred within the past three (3) years, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.19 Intellectual Property. Parent and its Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of its business as presently conducted (collectively, the “Parent Intellectual Property”) free and clear of all encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The use of the Parent Intellectual Property by Parent and its Subsidiaries in the operation of Parent’s business as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

6.20 Financial Advisors. Parent has not incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement, excluding fees to be paid by Parent to the Parent Financial Advisor.

6.21 Opinion of Financial Advisors. The special committee and conflicts committee of the Parent Board, acting jointly, has received the opinion of Parent Financial Advisor (upon which the Parent Board is entitled to rely) to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be paid by Parent is fair, from a financial point of view, to the Parent Unitholders other than TRGP and its affiliates and the other counterparties to this Agreement and their respective affiliates.

6.22 Related Party Transactions. Except as disclosed in the Parent SEC Documents, neither Parent nor any of its Subsidiaries are party to any transaction or arrangement under which any (a) present or former executive officer or director of Parent or any Subsidiary of Parent, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of Parent or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon the Parent or any Subsidiary of Parent or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

6.23 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

6.24 Insurance. Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all material insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by Parent or its Subsidiaries and (ii) Parent and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement, and neither Parent nor any of its Subsidiaries is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

6.25 Regulatory Matters. Parent is not (x) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (y) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

6.26 Derivatives. The Parent SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of Parent and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Parent and its Subsidiaries, as of the dates reflected therein.

6.27 Availability of Funds.

(a) Parent has delivered to the Partnership true and complete copies of (i) executed copies of the Debt Financing Commitments. As of the date of this Agreement, the Debt Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of TRGP and, to the Knowledge of Parent, the other parties thereto. There are no conditions precedent related to the funding of the full amount of the debt financing contemplated by the Debt Financing Commitments other than as expressly set forth in the Debt Financing Commitments.

(b) Parent and Merger Sub will have available at the Closing all of the funds required for the consummation of the transactions contemplated by this Agreement.

6.28 No Other Representations and Warranties. Except for the representations and warranties set forth in this Article VI, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Partnership in connection with the Merger or the other transactions contemplated hereby, and specifically (but without limiting the generality of the foregoing) neither Parent nor any other Person makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Partnership Entities (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (b) the future business and operations of Parent and its Subsidiaries. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or any other Person resulting from the distribution to the Partnership (including its respective Representatives), or the Partnership’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to the Partnership in certain management presentations in expectation of the Merger. None of Parent, Parent GP or Merger Sub has relied on any representation or warranty not set forth in Article V.

ARTICLE VII

COVENANTS

The Partnership Entities hereby covenant to and agree with the Parent Entities, and the Parent Entities and Merger Sub hereby covenant to and agree with the Partnership Entities, that:

7.1 Consummation of the Merger.

(a) Subject to the terms and conditions of this Agreement, each of the Parent Entities, on the one hand, and the Partnership Entities, on the other hand, will cooperate with the other and use (and will cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the Merger and the ATLS Merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Merger and the ATLS Merger, and (iii) obtain all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b) In furtherance and not in limitation of the foregoing, each Party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Merger as promptly as practicable and in any event within ten (10) Business Days after the date of this Agreement, (ii) to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law, including substantial compliance with any “second request” for additional information or documentary material under the HSR Act as promptly as reasonably practicable, and (iii) take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 7.1 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date).

(c) Notwithstanding anything to the contrary set forth in this Agreement, each of the Parent Entities, TRGP and the Partnership agrees to take, and to cause its respective Subsidiaries to take, any and all steps and to make, and cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Authority may assert under any Antitrust Law with respect to the transactions contemplated by this Agreement (including the Transactions), and to avoid or eliminate each and every impediment under the Antitrust Laws that may be asserted by any Governmental Authority with respect to such transactions so as to enable the Closing to occur as promptly as practicable, and in any event no later than the Outside Date, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of any Party or any of its Subsidiaries, (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of any Party or its Subsidiaries and (z) otherwise taking or committing to take any action that after the Closing would limit Parent or its Subsidiaries’ TRGP or its Subsidiaries’ or the Partnership or its Subsidiaries’, as applicable, freedom of action with respect to, or their ability to retain or hold, one or more of their or their Subsidiaries’ (including ATLS’, the Partnership’s or their Subsidiaries’) businesses, assets, equity interests, product lines or properties, in each case as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations or to avoid the commencement of any action to prohibit the transactions contemplated by this Agreement or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the transactions contemplated by this Agreement or delay the Closing beyond the Outside Date (each, a “Divestiture Action”); provided that none of Parent and its Subsidiaries, TRGP and its Subsidiaries or the Partnership and its Subsidiaries shall be required to take any action, or commit to take any action, or agree to any condition or limitation, in connection with the foregoing that would reasonably be expected to (i) in the case of assets, properties or business of Parent or its Subsidiaries, materially and adversely impact the business or operations of Parent and its Subsidiaries (as measured prior to the Effective Time) within any specific oil and natural gas producing basin or in any distinctive market area if outside of an oil and natural gas producing basin or (ii) in the case of assets, properties or business of the Partnership or its Subsidiaries, materially and adversely impact the business or operations of the Partnership and its Subsidiaries (as measured prior to the Effective Time) within any specific oil and natural gas producing basin or in any distinctive market area if outside of an oil and natural gas producing basin; and provided, further, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Closing or satisfaction or waiver of all of the conditions to Closing in a case where the Closing will occur immediately following such Divestiture Action.

(d) Each of the Parties hereto will use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Merger, including any proceeding initiated by a private Person, (ii) promptly inform the Other Parties of (and supply to the Other Parties) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Merger, (iii) permit the Other Parties to review in advance and incorporate the Other Parties’ reasonable comments in any communication to be given by it to any

Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the Other Parties in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the Other Parties the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 7.4(b), the Parties will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.1 in a manner so as to preserve the applicable privilege. Notwithstanding anything to the contrary set forth in this Agreement, TRGP shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws, subject to the good faith consultations with ATLS and the Partnership and the inclusion of ATLS and the Partnership at meetings with any Governmental Authority with respect to any discussion related to the Merger under the Antitrust Laws.

7.2 Registration Statement; Partnership Proxy Statement.

(a) As soon as practicable following the date of this Agreement, the Partnership will prepare the Partnership Proxy Statement and the Parent will prepare and file with the SEC the Registration Statement (which shall include the Partnership Proxy Statement). Each of the Partnership and Parent will use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. The Partnership will use its reasonable best efforts to cause the Partnership Proxy Statement to be mailed to the Partnership Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities law in connection with the issuance and reservation of the New Common Units, and the Partnership shall furnish all information concerning the Partnership and the holders of Partnership Units or a beneficial interest therein as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Partnership Proxy Statement will be made by the Partnership without providing the Other Parties a reasonable opportunity to review and comment thereon; provided, that the Partnership, in connection with a Partnership Change in Recommendation, may amend or supplement the Registration Statement and the Joint Proxy Statement to effect such change if, and to the extent, such amendment or supplement is required by applicable Law. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement or the Partnership Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the Other Parties and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law, disseminated to the Partnership Unitholders. The Parties will notify each other promptly of the receipt of any comments from the SEC or the staff of the

SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Partnership Proxy Statement or the Registration Statement or for additional information and will supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Partnership Proxy Statement, the Registration Statement or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b) Subject to Section 7.2(c) and the termination of this Agreement pursuant to Article IX, the Partnership will, as soon as reasonably practicable following the Registration Statement being declared effective by the SEC, establish a record date for, duly call, give notice of, convene and hold, the Partnership Meeting. Except as permitted by Section 7.3, the Partnership Proxy Statement shall include the Partnership Board’s recommendation that the Partnership Unitholders approve this Agreement and the transactions contemplated hereby, including the Merger (the “Partnership Board Recommendation”). Subject to the termination of this Agreement, the Partnership’s obligations to call, give notice of and hold the Partnership Meeting in accordance with Section 7.2 shall not be limited by the making, commencement, disclosure, announcement or submission of any Superior Proposal or Alternative Proposal, or by any Partnership Change in Recommendation. Without limiting the generality of the foregoing, the Partnership agrees that: (i) unless this Agreement is validly terminated in accordance with Article IX (including, if applicable, upon payment of the Termination Fee and the Expenses), the Partnership shall not submit any Superior Proposal to a vote of the Partnership Unitholders; and (ii) it shall not (without Parent’s prior written consent) adjourn, postpone or cancel (or propose, publicly or otherwise, or resolve to, to adjourn, postpone or cancel) the Partnership Meeting, except (i) in the absence of proxies sufficient to obtain the Partnership Unitholder Approval, to solicit additional proxies for the purpose of obtaining Partnership Unitholder Approval, (ii) in the absence of a quorum, or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Partnership has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Partnership Unitholders prior to Partnership Meeting, such additional time not to exceed ten (10) calendar days. Notwithstanding anything to the contrary in this Agreement, if there occurs a Partnership Change in Recommendation, the Partnership shall remain required to call, hold and convene the Partnership Meeting unless this Agreement has been terminated in accordance with its terms.

(c) The Partnership will use its reasonable best efforts to hold the Partnership Meeting on the same day as the ATLS unitholders’ meeting and TRGP stockholders’ meeting to be held pursuant to the ATLS Merger Agreement on the same day at the same time as soon as reasonably practicable after the date of this Agreement, and to set the same record date as such meetings.

7.3 Alternative Proposals; Change in Recommendation by the Partnership.

(a) Each of Partnership GP and the Partnership will and will cause the Partnership’s Subsidiaries to, and will use reasonable best efforts to cause its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated any discussions or negotiations, if any, with any Person (other than the Parent Entities and their respective Representatives) conducted on or prior to the date of this Agreement with respect to any

Alternative Proposal (which, for this purpose, need not have been an unsolicited proposal) and shall request of each such Person that executed a confidentiality agreement with the Partnership with respect to any Alternative Proposal (which, for this purpose, need not have been an unsolicited proposal) in the six (6) months prior to the date hereof and is in possession of confidential information about Partnership GP, the Partnership or any of their Subsidiaries the return or destruction of all such confidential information in accordance with the terms of the confidentiality agreement with such Person. From and after the execution of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article IX, neither Partnership GP nor the Partnership will, and each of the Partnership and the Partnership will cause their respective Subsidiaries, and will use reasonable best efforts to cause its and their respective officers, directors, managers, members, employees and other Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage (including by way of furnishing information), facilitate the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to result in, any Alternative Proposal, or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information regarding Partnership GP, the Partnership or their Subsidiaries with respect to, or that could reasonably be expected to lead to, or in connection with or for the purpose of encouraging or facilitating, any Alternative Proposal.

(b) Notwithstanding anything to the contrary contained in this Section 7.3, if at any time following the execution of this Agreement and prior to obtaining the Partnership Unitholder Approval, (i) the Partnership has received an unsolicited written Alternative Proposal that the Partnership Board (upon the recommendation of the Conflicts Committee) believes is bona fide, and that did not result from a breach of this Section 7.3, and (ii) the Partnership Board (upon the recommendation of the Conflicts Committee), after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal could reasonably result in a Superior Proposal, then the Partnership may, subject to clauses (x) and (y) below, (A) furnish information, including non-public information, with respect to the Partnership and its Subsidiaries to, and afford access to the business, properties, books and records of the Partnership and its Subsidiaries, to the Person making such Alternative Proposal and such Person’s Representatives and (B) enter into and participate in discussions or negotiations with the Person making such Alternative Proposal and its Representatives; provided that (x) (I) promptly following (and in any event within twenty-four (24) hours) of the Partnership first furnishing any such non-public information to, or first entering into discussions or negotiations with, such Person, the Partnership shall give Parent written notice of such action, including the identity of such Person, and (II) prior to furnishing any such non-public information, the Partnership shall have received from such Person an executed confidentiality agreement with confidentiality provisions no less favorable to the Partnership than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement, a copy of which shall be provided to Parent promptly (and in any event within twenty-four (24) hours) following execution and (y) the Partnership will promptly (and in any event within 24 hours) provide to Parent any non-public information about the Partnership and its Subsidiaries that was not previously provided or made available to Parent following the provision of any such non-public information to such other Person.

(c) In addition to the other obligations of the Partnership set forth in this Section 7.3, the Partnership will promptly (and in no event later than twenty-four (24) hours after receipt) (i) advise Parent in writing of any Alternative Proposal (and any changes thereto) that it receives and the material terms and conditions of any such Alternative Proposal, including the identity of such Person making such Alternative Proposal, and (ii) if in writing, provide Parent a copy of any such Alternative Proposal. The Partnership will keep Parent reasonably informed of the status and material terms and conditions of such Alternative Proposal and any material modification thereto, including if in writing, providing Parent with a copy thereof. The Partnership Entities agree that neither the Partnership nor any of its Subsidiaries will enter into any agreement with any Person which prohibits the Partnership from providing any information to Parent in accordance with this Section 7.3.

(d) Except as otherwise provided in this Section 7.3, neither the Partnership Board nor the Conflicts Committee shall (i): (A) change, withdraw, withhold, modify or qualify, or publicly propose to withdraw, modify or qualify, in each case, in any manner adverse to Parent, the Partnership Board Recommendation, (B) fail to include the Partnership Board Recommendation in the Joint Proxy Statement, (C) fail to reaffirm (publicly, if so requested by Parent) the Partnership Board Recommendation within five (5) Business Days after the date of any Alternative Proposal (or material modification thereto) is publicly disclosed by the Partnership or the Person making such Alternative Proposal (except for a tender or exchange offer, which shall be governed by clause (D)), (D) fail to announce publicly within the ten (10) Business Days period (as specified in Rule 14e-2 under the Exchange Act) after a tender offer or exchange offer relating to the Partnership Units shall have been commenced that the Partnership Board (upon the recommendation of the Conflicts Committee) recommends rejection of such tender offer or exchange offer and reaffirming the Partnership Board Recommendation; or (E) publicly approve or recommend, or publicly propose to approve, recommend or enter into, any Alternative Proposal (any action described in this Section 7.3(d) being referred to as a “Partnership Change in Recommendation”); or (ii) approve, adopt or allow Partnership GP, the Partnership or any of their Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Alternative Proposal. For the avoidance of doubt, a public statement that describes the Partnership’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Change in Recommendation.

(e) Notwithstanding anything in this Agreement to the contrary, if (i) the Partnership receives a written, unsolicited Alternative Proposal (and such proposal is not withdrawn) that the Partnership Board (upon the recommendation of the Conflicts Committee) believes is bona fide, (ii) such Alternative Proposal did not result, directly or indirectly, from a breach of this Section 7.3, and (iii) the Partnership Board (upon the recommendation of the Conflicts Committee) determines, after consultation with its financial advisors and outside legal counsel, that such Alternative Proposal constitutes a Superior Proposal, then the Partnership Board (upon the recommendation of the Conflicts Committee) may at any time prior to obtaining the Partnership Unitholder Approval, effect a Partnership Change in Recommendation; provided, however, that the Partnership Board may not take such action pursuant to the foregoing unless:

(i) the Partnership has provided prior written notice to Parent specifying in reasonable detail the reasons for such action (including a description of the material terms of such Superior Proposal and delivering to Parent a copy of the proposed definitive agreement providing for the Alternative Proposal for such Superior Proposal in the form to be entered into and any other relevant proposed transaction agreements, at least seventy-two (72) hours in advance of its intention to effect a Partnership Change in Recommendation, unless at the time such notice is otherwise required to be given there are less than seventy-two (72) hours prior to the Partnership Meeting, in which case the Partnership will provide as much notice as is reasonably practicable (the period inclusive of all such hours, the “Notice Period”) (it being understood and agreed that any material amendment to the terms of a Superior Proposal shall require a new notice pursuant to this Section 7.3(e)(i) and a new Notice Period, except that the Notice Period shall be reduced to forty-eight (48) hours (or if there are less than forty-eight (48) hours prior to the Partnership Meeting, as much notice as is reasonably practicable)); and

(ii) during the Notice Period the Partnership has negotiated with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal.

(f) The Partnership Board (upon the recommendation of the Conflicts Committee) is permitted, at any time prior to obtaining the Partnership Unitholder Approval, other than in connection with an Alternative Proposal, to make a Partnership Change in Recommendation in response to an Intervening Event but only if (i) prior to taking any such action, the Partnership Board (upon the recommendation of the Conflicts Committee) determines in good faith, after consultation with the Partnership’s outside legal counsel, that failure to take such action would result in a breach of its duties under applicable Law, the Existing Partnership Agreement or the Partnership GP Agreement, (ii) the Partnership has given at least seventy-two (72) hours’ advance written notice to Parent that the Partnership Board (upon the recommendation of the Conflicts Committee) intends to take such action (which notice shall specify in reasonable detail the reasons for such action) and (iii) during such period the Partnership has negotiated with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so as to permit the Partnership Board (upon the recommendation of the Conflicts Committee) not to make a Partnership Change in Recommendation. An “Intervening Event” means a material event, circumstance, state of facts, occurrence, development or change that did not exist or was not known to the Conflicts Committee on the date of this Agreement (or if known, the consequences of which were not known by the Conflicts Committee as of the date of this Agreement), which event, circumstance, state of facts, occurrence, development or change, or any material consequences thereof, (i) becomes known to the Conflicts Committee prior to the receipt of the Partnership Unitholder Approval and (ii) does not relate to an Alternative Proposal; provided, however, that (x) no event, circumstance, state of facts, occurrence, development or change arising from any action or omission by Partnership GP, the Partnership or any of their Subsidiaries that is required to be taken or omitted by this Agreement, including any action taken or omission made with respect to the obtaining of the necessary consents and approvals pursuant to Sections 7.1 and 7.9 may give rise to an Intervening Event and (y) if the Intervening Event relates to an event, circumstance, state of facts, occurrence, development or change involving Parent or any of its Subsidiaries, then such event, circumstance, state of facts, occurrence, development or change shall not constitute an Intervening Event unless it has a Parent Material Adverse Effect.

(g) Nothing contained in this Agreement will prevent the Partnership or the Partnership Board from taking and disclosing to the Partnership Unitholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) or from making any legally required disclosure to Partnership Unitholders; provided, however, that the Partnership Board shall not make a Partnership Change in Recommendation except in accordance with Section 7.3(e) or 7.3(f). Any “stop-look-and-listen” communication by the Partnership or the Partnership Board to the Partnership Unitholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) will not be considered a Partnership Change in Recommendation.

(h) For purposes of this Agreement:

(i) “Alternative Proposal” means any unsolicited proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction), of assets of the Partnership and its Subsidiaries equal to 20% or more of the combined assets of the Partnership and its Subsidiaries or to which 20% or more of the combined revenues or earnings of the Partnership and its Subsidiaries are attributable or (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the equity securities of the Partnership GP or securities of the Partnership representing 20% or more of the voting power of the securities of the Partnership.

(ii) “Superior Proposal” means an unsolicited written offer to acquire, directly or indirectly, (a) 75% or more of the outstanding equity securities of the Partnership representing 75% or more of the voting power of the securities of the Partnership or (b) 75% or more of the combined assets of the Partnership and its Subsidiaries, taken as a whole, and on terms and conditions which the Partnership Board (upon the recommendation of the Conflicts Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, to be more favorable from a financial point of view to the Partnership Unitholders than the transactions contemplated by this Agreement, taking into account at the time of determination such matters the Partnership Board (upon the recommendation of the Conflicts Committee) deems relevant, including the legal, financial, regulatory and other aspects of such offer (including conditions to and expected timing and risks of consummation and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, if applicable) and any changes to the terms of this Agreement that as of that time had been committed to by Parent in writing.

7.4 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws, each Party shall, and shall cause each of its Subsidiaries to afford to the Other Parties and their respective

Representatives reasonable access during normal business hours (and, with respect to the books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives throughout the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX. Each Party shall furnish promptly to the Other Parties (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such Party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the Other Parties may reasonably request, including information necessary to prepare the Joint Proxy Statement and the Registration Statement. Except for disclosures permitted by the terms of the Confidentiality Agreement, each Party and its Representatives shall hold information received from the Other Parties pursuant to this Section 7.4(a) in confidence in accordance with the terms of the Confidentiality Agreement.

(b) This Section 7.4(b) shall not require any Party to permit any access, or to disclose any information, if such access or disclosure would unreasonably disrupt the operations of such Party and its Subsidiaries or, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such Party would reasonably be expected to result in (i) any violation of any contract or Law to which such Party or its Subsidiaries is a party or would cause a loss of privilege to such Party or any of its Subsidiaries or (ii) if such Party or any of its Subsidiaries, on the one hand, and any Other Party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the Parties shall cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (1) would not (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or cause a loss of such privilege or (2) could reasonably (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of the Other Party shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (x) notify the Other Parties that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or cause a loss of such privilege and (y) communicate to the Other Parties in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 7.4(b)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

7.5 Public Statements. The initial press releases with respect to the execution of this Agreement shall each be reasonably agreed upon by Parent and the Partnership. Except following any Partnership Change of Recommendation, Parent and the Partnership will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its Parent entity’s capital stock is traded, provided such Party uses reasonable best efforts to afford the Other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same.

7.6 Confidentiality. The obligations of Parent and the Partnership under the Confidentiality Agreement shall remain in full force and effect in accordance with its terms and all information provided to any Party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreement; provided, however, that nothing in the Confidentiality Agreement shall be deemed to restrict the performance by the Partnership Entities or the Parent Entities of their respective obligations under this Agreement, and in the case of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement the terms of this Agreement shall control.

7.7 Takeover Laws. Neither the Partnership nor Parent will take any action that would cause the transactions contemplated by this Agreement or the ATLS Merger Agreement to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from the Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

7.8 New Common Units Listed. Parent will use its reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the New Common Units.

7.9 Third-Party Approvals.

(a) Subject to the terms and conditions of this Agreement, Parent and the Partnership and their respective Subsidiaries will cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated as expeditiously as practicable. Each of Parent and the Partnership has the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties agrees to act reasonably and promptly. Each Party agrees that it will consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the Other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each of Parent and the Partnership agrees, upon request, to furnish the Other Party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Partnership Proxy Statement, the Registration Statement or any filing, notice or application made by or on behalf of such Other Party or any of such Other Party’s Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.

(c) This Section 7.9 shall not apply to (i) approval under Antitrust Laws or (ii) approval of the SEC of the Registration Statement and Partnership Proxy Statement.

7.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Existing Partnership Agreement, this Agreement or, if applicable, similar organizational documents or agreements of any of the Partnership’s Subsidiaries, from and after the Effective Time, Parent and the Surviving Entity, jointly and severally, will: (i) indemnify and hold harmless each Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of Partnership GP, the Partnership or any of its Subsidiaries and also with respect to any such Person, in such Person’s capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of Partnership GP, the Partnership or any of its Subsidiaries and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Claim or Action against any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 15 days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Parent and the Surviving Entity pursuant to this Section 7.10(a) extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement and the ATLS Merger Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Partnership or any of its Subsidiaries after the date of this Agreement and inure to the benefit of such Person’s heirs, executors and personal and legal representatives. As used in this Section 7.10: (x) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any Party, any Governmental Authority or any other Person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of Partnership GP or of any of the Partnership’s Subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof; (y) the term “Indemnification Expenses” means documented out-of-pocket attorneys’ fees and expenses and all other reasonable and documented out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 7.10(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party; and (z) the phrase “to the fullest extent authorized or permitted by applicable Law” includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the DRULPA and the DLLCA that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DRULPA and the DLLCA and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DRULPA and the DLLCA adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or Persons serving in any capacity in which any Indemnified Party serves. Any amendment, alteration or repeal of the DRULPA or the DLLCA that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Entity will settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Existing Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Partnership GP or the Partnership’s Subsidiaries) and indemnification agreements (including, without limitation, the Director and Officer Indemnification Agreements) of Partnership GP, the Partnership or any of its Subsidiaries will be assumed by the Surviving Entity and Parent in the Merger, without further action, at the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Effective Time, Parent will maintain in effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage or are alleged to have occurred) with respect to matters occurring on or before the Effective Time, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of this Agreement (the “Maximum Amount”) and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 7.10(c) would cost in excess of that amount. If the Partnership elects, then it may, on or prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy, if purchased by the Partnership, exceed six times the Maximum Amount and, if such a “tail policy” is purchased, neither Parent nor the Surviving Entity shall have any further obligations under this Section 7.10(c).

(d) If Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Entity assume the obligations set forth in this Section 7.10.

(e) Parent will cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 7.10.

(f) This Section 7.10 survives the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Entity and their respective successors and assigns.

7.11 Notification of Certain Matters. The Partnership shall give prompt notice to Parent, and Parent shall give prompt notice to the Partnership, to the extent in each case it obtains Knowledge thereof of (i) any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Partnership or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries and that relate to the Merger, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VIII and (iv) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VIII; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 7.11 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VIII, or give rise to any right to terminate this Agreement under Article IX, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

7.12 Section 16 Matters. Prior to the Effective Time, Parent and the Partnership will take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Partnership Units (including derivative securities with respect to Partnership Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.13 Transaction Litigation. Other than any Proceeding or Action where Parent is adverse to the Partnership, the Partnership shall give Parent the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership, and/or its respective directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.14 APL Preferred Units. (a) If the record date of the Partnership Meeting (“Record Date”) occurs before the Mandatory Conversion Date (as defined in Section 2 of the certificate of designations of the Partnership Class D Preferred Units (the “Class D Certificate of Designations”)), the Partnership Entities and the Parent Entities shall cooperate and take such actions as are necessary, required or advisable to cause all Partnership Class D Preferred Units issued and outstanding as of the Record Date to convert, on the Record Date, into Partnership Units in accordance with Section 7(b) of the Class D Certificate of Designations and without any action on the part of the holders thereof.

(b) Prior to the Effective Time, the Partnership Entities and the Parent Entities shall cooperate and take, or cause their Subsidiaries to take, such actions as are necessary, required or advisable to redeem, effective as of immediately prior to the Effective Time, all Partnership Class E Preferred Units outstanding as of such time for cash in accordance with Section 5 of the certificate of designations of such Partnership Class E Preferred Units and without any action on the part of the holders thereof (the “Class E Preferred Unit Redemption”); provided, that Parent shall provide to the Partnership, or deposit with the paying agent for the Class E Preferred Unit Redemption on behalf of the Partnership, proceeds in an amount sufficient to fund the Class E Preferred Unit Redemption. Consistent with Section 3.3(k), the Class E Preferred Unit Redemption shall, for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes), be treated as the proceeds from the sale of the holders of Partnership Class E Preferred Units to Parent as described in Treasury Regulation Section 1.708-1(c)(4).

7.15 Distributions. Parent and the Partnership shall coordinate with each other the declaration of, and the setting of record dates and payment dates for, distributions in respect of their respective units so that, in respect of any fiscal quarter, holders of Partnership Units do not (a) receive more than one distribution in respect of both Partnership Units and Parent Units received pursuant to the Merger in exchange therefor, or (b) fail to receive a distribution in respect of one of either Partnership Units or Parent Units received pursuant to the Merger in exchange therefor.

7.16 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Partnership, directly or indirectly, the right to control or direct the other party’s operations prior to the Closing and (b) prior to the Closing, each of Parent and the Partnership shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

7.17 Cash Requirements. From and after the date of this Agreement, the Partnership agrees that, unless otherwise approved by Parent in writing, no cash distributions will be made by the Partnership or any of its Subsidiaries to ATLS or ATLS GP or any other Retained Company or any Spin-Off Company; provided, that this provision will not restrict cash transfers among the Partnership and its Subsidiaries or restrict distributions in the ordinary course to ATLS in respect of its holdings of general partner interests, limited partner interests and incentive distribution rights in the Partnership.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

8.1 Mutual Closing Conditions. (a) The obligations of each of the Parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing (or, waiver by both the Partnership Entities on the one hand and Parent Entities on the other hand) of each of the following:

(i) This Agreement and the Merger have been approved by the affirmative vote or consent of holders, as of the record date for the Partnership Meeting, of a majority of the Outstanding (as defined in the Existing Partnership Agreement) Partnership Units (the “Partnership Unitholder Approval”).

(ii) All waiting periods under the HSR Act applicable to the Merger have expired or been terminated.

(iii) No Law, order, judgment or injunction (whether preliminary or permanent) issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Governmental Authority restraining, prohibiting or rendering illegal the consummation of the transactions contemplated by this Agreement (brought by a third party) is in effect.

(iv) The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC.

(v) The New Common Units deliverable to the holders of Partnership Units as contemplated by this Agreement have been approved for listing on the NYSE, subject to official notice of issuance.

(vi) All of the conditions set forth in the ATLS Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under ATLS Merger Agreement and the condition relating to the consummation of the Merger) and the ATLS Merger shall have been consummated.

(vii) TRGP and Parent GP shall have executed and delivered to the Partnership the IDR Giveback Amendment, with such IDR Giveback Amendment to be effective as of the Effective Time.

8.2 Additional Partnership Conditions to Closing. The obligation of the Partnership Entities to consummate the Merger is further conditioned upon satisfaction (or waiver by the Partnership Entities) at or prior to the Closing of each of the following:

(a) The representations and warranties of Parent contained in (i) this Agreement (other than in Section 6.2(a) and Section 6.10(a)) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) Section 6.2(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies, and (iii) Section 6.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b) Each and all of the agreements and covenants of the Parent Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) The Partnership has received a certificate signed by the Chief Executive Officer of Parent, dated as of the Closing Date, to the effect set forth in Section 8.2(a) and Section 8.2(b).

(d) The Partnership has received opinions of Wachtell, Lipton, Rosen & Katz, dated as of the Closing Date, and based on facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that for U.S. federal income tax purposes,

(i) except to the extent of the Cash Consideration and any cash received in lieu of fractional New Common Units pursuant to Section 3.3(d), the Partnership will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); and

(ii) except to the extent of the Cash Consideration and any cash received in lieu of fractional New Common Units pursuant to Section 3.3(d), holders of Partnership Units will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); provided that such opinion shall not extend to any holder who acquired Common Units from the Partnership in exchange for property other than cash.

In rendering such opinions, counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Partnership and any of their respective affiliates as to such matters as such counsel may reasonably request.

8.3 Additional Parent Conditions to Closing. The obligations of Parent to consummate the Merger is further conditioned on satisfaction (or waiver by Parent) at or prior to the Closing of each of the following:

(a) The representations and warranties of the Partnership contained in (i) this Agreement (other than in Section 5.2(a) and Section 5.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (ii) Section 5.2(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies, and (iii) Section 5.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b) Each and all of the agreements and covenants of the Partnership Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) Parent has received a certificate signed by the Chief Executive Officer of the Partnership, dated the Closing Date, to the effect set forth in Section 8.3(a) and Section 8.3(b).

(d) Parent has received an opinion from Vinson & Elkins L.L.P., dated as of the Closing Date, and based on facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that for U.S. federal income tax purposes,

(i) no Parent Entity will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code),

(ii) no gain or loss will be recognized by Parent Unitholders as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).

(iii) at least 90% of the combined gross income of each of Parent and the Partnership for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Entities and the Partnership and any of their respective affiliates as to such matters as such counsel may reasonably request.

ARTICLE IX

TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing as follows:

(a) by the mutual written consent of the Partnership and Parent;

(b) by the Partnership or Parent if there is in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 9.1(b) is not available to the Partnership, on the one hand, or Parent, on the other hand, if such order was due, in whole or in part, to the failure of the Partnership, on the one hand, or any of Parent or Merger Sub, on the other hand, to perform any of its obligations under this Agreement;

(c) by Parent if the Partnership has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Sections 8.3(a) or (b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the Outside Date or (y) within thirty (30) days following receipt by the Partnership of written notice of such breach or failure from Parent; provided that if such breach or failure to perform is capable of being cured by the Partnership by the Outside Date, such thirty (30) day cure period shall be extended until the second Business Day prior to the Outside Date solely to the extent during such period the Partnership is using its reasonable best efforts to cure such breach or failure to perform; provided, further that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Parent is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(d) by the Partnership if Parent has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Sections 8.2(a) or (b) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the Outside Date or (y) within thirty (30) days following receipt by Parent of written notice of such breach or failure from the Partnership; provided that if such breach or failure to perform is capable of being cured by Parent by the Outside Date, such thirty (30) day cure period shall be extended until the second Business Day prior to the Outside Date solely to the extent during such period Parent is using its reasonable best efforts to cure such breach or failure to perform;

provided further that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if the Partnership is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(e) by the Partnership or Parent if the Closing does not occur on or before June 30, 2015 (the “Outside Date”); provided, however, that if all of the conditions to Closing, other than the conditions set forth in Section 8.1(a)(ii) or Section 8.1(a)(iii) shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended by either Parent or the Partnership from time to time by written notice to the other party up to a date not beyond August 31, 2015, the latest of any of which dates shall thereafter be deemed to be the Outside Date; provided further, however, that such failure of the Closing to occur is not due, in whole or in part, to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing;

(f) by the Partnership or Parent if, after final adjournment of the Partnership Meeting, the Partnership Unitholder Approval has not been obtained;

(g) by Parent, prior to the Partnership Unitholder Approval, if a Partnership Change in Recommendation has occurred; or

(h) by the Partnership or Parent, if the ATLS Merger Agreement is terminated.

9.2 Procedure Upon Termination. In the event of termination of this Agreement by Parent or the Partnership, or both, pursuant to Section 9.1, written notice thereof will forthwith be given to the Other Party or Parties, and this Agreement will terminate without further action by Parent or the Partnership.

9.3 Effect of Termination. In the event that this Agreement is validly terminated as provided in Section 9.1, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Partnership, except for, and subject to Section 9.4(j), liability arising out of or the result of, fraud or any willful and material breach of any covenant or agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity; provided, that the agreements and obligations of the Parties set forth in Section 7.6, this Section 9.3, Section 9.4 and Article X hereof will survive any such termination and are enforceable hereunder.

9.4 Fees and Expenses.

(a) In the event that (i) an Alternative Proposal is publicly submitted, publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Partnership Meeting and (ii) this Agreement is terminated by the Partnership or Parent pursuant to Sections 9.1(f) or 9.1(h) (but in the case of Section 9.1(h), only where the ATLS Merger Agreement is terminated pursuant to Section 9.1(g) or 9.1(j) of the ATLS Merger Agreement) and (iii) the Partnership or one of its Subsidiaries enters into a definitive agreement with respect to an Alternative Proposal, or consummates an Alternative Proposal within twelve (12) months after the date this Agreement is terminated, then the Partnership will pay to Parent an amount equal to (x) the Termination Fee minus, if applicable, (y) (A) any payment previously paid to Parent pursuant to Section 9.4(b) or 9.4(d) and (B) any payment in respect of the Expenses previously paid to Parent pursuant to Section 9.4(e), upon the earlier of the public announcement that the Partnership or one of its Subsidiaries has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 9.4(a), the term “Alternative Proposal” has the meaning assigned to such term in Section 7.3(h)(i), except that the references to “20% or more” are deemed to be references to “50% or more.”

(b) In the event that this Agreement is terminated by Parent or the Partnership pursuant to Section 9.1(h) and ATLS becomes obligated to pay a “termination fee” under Section 9.4(a) of the ATLS Merger Agreement, the Partnership shall, concurrent with the payment of such “termination fee” by ATLS, pay fifty percent (50%) of the Termination Fee minus any payment in respect of the Expenses previously paid to Parent pursuant to Section 9.4(e).

(c) In the event this Agreement is terminated by Parent pursuant to Section 9.1(g), then the Partnership will pay to Parent, within two Business Days after the date of termination, the Termination Fee.

(d) In the event that this Agreement is terminated by Parent or the Partnership pursuant to Section 9.1(h) and ATLS becomes obligated to pay a “termination fee” under Section 9.4(d) or 9.4(h) of the ATLS Merger Agreement, the Partnership shall, concurrent with the payment of such “termination fee” by ATLS, pay fifty percent (50%) of the Termination Fee to Parent.

(e) In the event this Agreement is terminated by Parent or the Partnership pursuant to Section 9.1(h) and as a result of the termination of the ATLS Merger, ATLS becomes obligated to pay “expenses” to TRGP under Section 9.4(f) of the ATLS Merger Agreement, the Partnership shall, concurrent with the payment of such “expenses” by ATLS, pay fifty percent (50%) of the Expenses to Parent.

(f) In the event this Agreement is terminated by Parent or the Partnership pursuant to Section 9.1(h) and as a result of the termination of the ATLS Merger, TRGP becomes obligated to pay “expenses” to ATLS under Section 9.4(g) of the ATLS Merger Agreement, Parent shall, concurrent with the payment of such “expenses” pay fifty percent (50%) of the Expenses to the Partnership.

(g) In the event that this Agreement is terminated by Parent or the Partnership pursuant to Section 9.1(h) and TRGP becomes obligated to pay a “termination fee” under Section 9.4(b) of the ATLS Merger Agreement, Parent shall, concurrent with the payment of such “termination fee” by TRGP, pay fifty percent (50%) of the Termination Fee minus any payment in respect of the Expenses previously paid to the Partnership pursuant to Section 9.4(f).

(h) In the event that this Agreement is terminated by Parent or the Partnership pursuant to Section 9.1(h) and TRGP becomes obligated to pay a “termination fee” under Section 9.4(e) of the ATLS Merger Agreement, Parent shall, concurrent with the payment of such “termination fee” by TRGP, pay fifty percent (50%) of the Termination Fee to the Partnership.

(i) Any payment of the Termination Fee or Expenses (or applicable portion thereof) will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(j) As used herein, (i) “Termination Fee” means a cash amount equal to $122,900,000, (ii) “Expenses” means a cash amount equal to $40,900,000 to be paid in respect of the expenses of Parent or the Partnership, as applicable, incurred in connection with the negotiation, execution and delivery of this Agreement and the performance of the transactions contemplated hereby. In no event will the Partnership or the Parent be required to (i) make a payment in respect of the Termination Fee to the other Party on more than one occasion or (ii) make a payment in respect of the Expenses to the other Party on more than one occasion.

(k) Each of the Parties acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated hereby, and that, without these agreements, the Parties would not enter into this Agreement. Upon payment of the Termination Fee to Parent (or 50% of the Termination Fee if that is the amount that is payable and no payment could be payable under Section 9.4(a)), the Partnership and its Subsidiaries shall not have any further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its stockholders, except in the case of fraud or willful and material breach. The Parties acknowledge that neither the Termination Fee (nor a 50% portion thereof) nor the Expenses are a penalty, but rather are liquidated damages in a reasonable amount that will compensate the other Party in the circumstances in which such Termination Fee (or a 50% portion thereof) or Expenses are payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

ARTICLE X

MISCELLANEOUS

10.1 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, except as set forth in another Transaction Agreement, all costs and expenses incurred in connection with the Transaction Agreements and the transactions contemplated thereby shall be paid by the Party incurring or required to incur such expenses.

10.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties, by action taken or authorized by the respective boards of directors of their general partners; provided, however, that following receipt of the Partnership Unitholder Approval, there will be no amendment or change to the provisions of this Agreement that by Law would require further approval by the Partnership Unitholders without such approval.

10.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

10.4 Governing Law. This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

10.5 Notices. All notices and other communications hereunder will be in writing and deemed given if delivered personally or by a nationally recognized overnight courier, by facsimile transmission, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):

(a)	If to TRGP, to:

Targa Resources Corp.
1001 Louisiana Street, Suite 4300
Houston, Texas 77002
	Attention:	General Counsel
	Facsimile:	(713) 584-1100

With copies to (which does not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
	Attention:	Christopher S. Collins, Esq.
	Facsimile:	(713) 615-5883
	Email:	ccollins@velaw.com

(b)	If to Parent or Merger Sub, to:

Targa Resources Partners LP
1001 Louisiana Street, Suite 4300
Houston, Texas 77002
	Attention:	General Counsel
	Facsimile:	(713) 584-1100

With copies to (which does not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
	Attention:	Christopher S. Collins, Esq.
	Facsimile:	(713) 615-5883
	Email:	ccollins@velaw.com

(c)	If to the Partnership, to:

Atlas Pipeline Partners, L.P.
110 W. 7th Street, Suite 2300
Tulsa, Oklahoma 74119
	Attention:	Gerald R. Shrader
	Facsimile:	(918) 925-3851

With copies to (which does not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	David K. Lam, Esq.
	Facsimile:	(212) 403-2000
	Email:	dklam@wlrk.com

With copies to the Conflicts Committee (which does not constitute notice):

Covington & Burling
620 Eighth Avenue
New York, New York 10018
	Attention:	Stephen A. Infante, Esq.
	Facsimile:	(646) 441-9039
	Email:	sinfante@cov.com

(d)	If to ATLS or Partnership GP, to:

Atlas Energy, L.P.
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103
	Attention:	Lisa Washington
	Facsimile:	(215) 405-3823

With copies to (which does not constitute notice):

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
	Attention:	David K. Lam, Esq.
	Facsimile:	(212) 403-2000
	Email:	dklam@wlrk.com

Notices will be deemed to have been received (a) on the date of receipt if (i) delivered by hand or overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder) or (b) on the date five Business Days after dispatch by certified or registered mail.

10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Parties, except that (i) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent and (ii) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned Subsidiaries of Parent, but no such assignment shall relieve Parent, or Merger Sub of any of its obligations hereunder. Any purported assignment not permitted under this Section 10.6 shall be null and void. Notwithstanding the other provisions of this Section 10.6, each Party shall be entitled to assign its rights (but not delegate any of its obligations) described in Article IX to one or more Affiliates of such Party, and no such assignment shall relieve such Party of its obligations under Article IX.

10.7 Entire Understanding; No Third-Party Beneficiaries. This Agreement and the other Transaction Agreements, together with the Confidentiality Agreement, constitutes the entire agreement and understanding of the Parties with respect to the matters therein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon, inure to the benefit of the Parties and, subject to Section 10.6, their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and, except (a) as provided in Section 7.10 (which will be to the benefit of and enforceable by the Persons referred to in such Section), (b) following the Effective Time, the rights of holders of Partnership Units to receive the Merger Consideration and (c) as provided in Section 10.14 (which will be to the benefit of and enforceable by the Financing Sources).

10.8 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.9 Jurisdiction.

(a) Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The Parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by Law.

(b) Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(c) Each of the Parties agrees that it will not, and it will not permit any of its controlled Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind of description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source or any Financing Related Party, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the financing or the performance thereof, in any forum other than the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan (and the Parties hereto agree to submit to the exclusive jurisdiction of, and venue in, such court in connection therewith), and that the provisions of Section 10.10 relating to waiver of jury trial shall apply to such action, cause of action, claim, cross-claim or third-party claim.

10.10 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.11 No Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

10.12 Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 10.12 in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.13 Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing or the termination of this Agreement if this Agreement is validly terminated in accordance with Article IX prior to the Closing; provided, however, that if the Closing occurs, the covenants and agreements of the Parties which contemplated performance after the Effective Time or otherwise expressly by their terms survive the Effective Time will survive the Closing and if this Agreement is terminated prior to the Closing, the agreements of the Parties in Sections 7.6, 9.2, 9.3 and 9.4, and this Article X will survive such termination. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time. This Section 10.13 shall not affect the rights and obligations of any party to the Separation Agreement under such Separation Agreement.

10.14 No Recourse to Financing Sources. Notwithstanding anything herein to the contrary, the Partnership Entities agree, on behalf of themselves and each of their former, current or future officers, directors, managers, employees, members, partners, Partnership Unitholders, agents and other representatives and controlled Affiliates (the “Partnership Parties”) that Bank of America, N.A., Merrill, Lynch, Pierce, Fenner & Smith Incorporated and any other arranger or lender that is or may become party to the Debt Financing Commitment (as defined in the ATLS Merger Agreement) and any joinder agreements or credit agreements relating thereto and their respective Affiliates (collectively “Financing Sources”), and each of their respective former, current or future general or limited partners, stockholders, managers, members, officers, directors, agents, representatives and Affiliates, and each of their successors and assigns (collectively, “Finance Related Parties”) shall be subject to no liability or claims to the Partnership Parties in connection with the financing of or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary in this Agreement, (a) no amendment or modification to Section 10.7(c), Section 10.9(c), Section 10.10 or this Section 10.144 (or amendment or modification with respect to any related definitions as they affect Section 10.7(c), Section 10.10 Section 10.9(c) or this Section 10.144) shall be effective without the prior written consent of each Financing Source (on behalf of themselves and the applicable Financing Related Parties), (b) no amendment or modification to Section 9.4 (or any amendment or modification with respect to any related definitions as they affect Section 9.4) that would be adverse to the Financing Sources or the Financing Related Parties shall be effective without the prior written consent of each Financing Source (on behalf of themselves and the applicable Financing Related Parties), and (c) each Financing Source and Financing Related Party shall be an express third party beneficiary of, and shall have the right to enforce, Section 9.4, Section 10.7(c), Section 10.9(c), Section 10.10 or this Section 10.144. Each of the Parties hereto agrees that Section 10.4 notwithstanding, this Section 10.144 shall be interpreted and any action relating to this provision shall be governed by the laws of the State of New York.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts, all as of the day and year first written above.

TARGA RESOURCES CORP.

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	Chief Executive Officer

TARGA RESOURCES PARTNERS LP

By:	Targa Resources GP LLC, its general partner

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	Chief Executive Officer

TARGA RESOURCES GP LLC

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	Chief Executive Officer

TRIDENT MLP MERGER SUB, LLC

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	President and Chief Executive Officer

ATLAS ENERGY, L.P.

By:	Atlas Energy GP, LLC, its general partner

By:	/s/ Edward E. Cohen
Name:	Edward E. Cohen
Title:	Chief Executive Officer and President

SIGNATURE PAGE TO MLP MERGER AGREEMENT

ATLAS PIPELINE PARTNERS, L.P.

By:	Atlas Pipeline Partners GP, LLC, its general partner

By:	/s/ Eugene N. Dubay
Name:	Eugene N. Dubay
Title:	Chief Executive Officer

ATLAS PIPELINE PARTNERS GP, LLC

By:	/s/ Eugene N. Dubay
Name:	Eugene N. Dubay
Title:	Chief Executive Officer

SIGNATURE PAGE TO MLP MERGER AGREEMENT

ANNEX A

AMENDMENT NO. 3 TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

TARGA RESOURCES PARTNERS LP

[            ], 201[    ]

This Amendment No. 3 (this “Amendment No. 3”) to the First Amended and Restated Agreement of Limited Partnership of Targa Resources Partners LP (the “Partnership”), dated as of February 14, 2007, as amended by Amendment No. 1 thereto dated as of May 13, 2008 and Amendment No. 2 thereto dated as of May 25, 2012 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of [            ], [        ] by Targa Resources GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not require the approval of any Limited Partner;

WHEREAS, the General Partner has entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Targa Resources Corp., a Delaware corporation, the Partnership, the General Partner, Trident MLP Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), Atlantis Energy Partners, L.P., Atlantis Pipeline Partners, L.P., a Delaware limited liability company (“APL”), and Atlantis Pipeline Partners GP, LLC, a Delaware limited liability company and the general partner of APL (“APL GP” and together with APL, the “APL Parties”), pursuant to which Merger Sub will be merged with and into APL (the “Merger”), with APL surviving the Merger;

WHEREAS, as a condition and inducement to the APL Parties and the Partnership entering into the Merger Agreement, the General Partner has agreed to execute and deliver this Amendment No. 3; and

WHEREAS, the General Partner has determined (i) that the provisions relating to the reduction of quarterly distributions to holders of Incentive Distribution Rights provided for in this Amendment No. 3 will be in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units and (ii) that this Amendment No. 3 does not adversely affect the limited partners of the Partnership (including any particular class of partnership interests as compared to other classes of partnership interests) in any material respect;

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendments. Section 6.4 is hereby amended by adding a new subsection (c) to such Section:

“(c) Notwithstanding anything to the contrary in Section 6.4, commencing with the first quarterly distribution declaration following [            ], 201[    ]1 (the Quarter with respect to such quarterly distribution declaration, the “First Reduction Quarter”), aggregate quarterly distributions, if any, to holders of the Incentive Distribution Rights provided by clauses (iii)(B), (iv)(B) and (v)(B) of Subsection 6.4(b) shall be reduced (w) by $9,375,000 per Quarter for the First Reduction Quarter and the following three Quarters, (x) by $6,250,000 per Quarter for the following four Quarters, (y) by $2,500,000 per Quarter for the following four Quarters and (z) by $1,250,000 per Quarter for the following four Quarters (the amount reduced each quarter pursuant to each of (w) – (z) is referred to as the “Reduced Amount”); provided, that for any such Quarter that is subject to this Section 6.4(c), the Reduced Amount shall be distributed Pro Rata to the holders of Outstanding Common Units.”

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

[1]	NTD – To insert Closing Date of Merger.

2

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:

TARGA RESOURCES GP LLC

By:
Name:
Title:

[Signature Page to Amendment No. 3 to Partnership Agreement]